Share Purchase and Transfer Agreement

between

Biofrontera Newderm LLC,

Biofrontera AG,

Maruho Co., Ltd.,

and

Cutanea Life Sciences, Inc.

i

ii

Share Purchase and Transfer Agreement

between

(1)	Maruho Co., Ltd., a company incorporated under the Laws of Japan with its principal business address at 1-5-22 Nakatsu, Kita-ku, Osaka, Japan, 531-0071 (the “Seller”);

(2)	Cutanea Life Sciences, Inc., a corporation incorporated under the Laws of the State of Delaware with its principal business address at 1500 Liberty Ridge Drive Suite 3000 Wayne, PA 19087, United States of America (the “Company”);

(3)	Biofrontera Newderm LLC, a limited liability company formed under the Laws of the State of Delaware with its principal business address at 201 Edgewater Drive, Suite 210, Wakefield, MA 01880 (the “Purchaser”); and

(4)	Solely for the purposes of Section 9 hereof, Biofrontera AG, a German stock corporation having its registered seat in Leverkusen, registered in the commercial register of the local court of Köln under HRB 49717, with its registered business address at Hemmelrather Weg 201, 51477 Leverkusen, Germany (“Purchaser’s Guarantor”).

Seller, the Company and Purchaser, collectively, are the “Parties” and each is a “Party”.

Preamble

(A)	The Company and its Subsidiaries are active in the business of selling, manufacturing and distributing pharmaceutical products for the treatment of diseases and disorders of skin and subcutaneous tissue, in particular a combination product topical gel consisting of 3% erythromycin and 5% benzoyl peroxide (“Aktipak”) and a cream containing 1% ozenoxacin (“Xepi”; Aktipak and Xepi together the “Products”; the sale, manufacture and distribution of the Products and the other products sold, manufactured and/or distributed by the Company and its Subsidiaries and the research and development of other pharmaceutical products or potential pharmaceutical products, the “Business”).

(B)	Seller holds 1,000 shares of common stock, par value USD $0.001 per share, in the Company (the “Shares”), which represent all of the issued and outstanding shares of capital stock of, and other Equity Interests in, the Company.

(C)	Seller is a pharmaceutical company specializing in dermatology and topical drugs holding 100% of the share interest in the Company.

(D)	Purchaser is a pharmaceutical company which is 100% owned, directly or indirectly, by Purchaser’s Guarantor.

(E)	Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase, all of Seller’s right, title and interest in the Shares, free and clear of any and all Encumbrances, for the consideration set forth in Section 2.1, subject to the terms and conditions set forth herein.

(F)	For this purpose, the Parties intend to enter into this Share Purchase and Transfer Agreement (this “Agreement”).

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Therefore, Seller, Purchaser and Purchaser’s Guarantor agree as follows:

1.	Sale, purchase and transfer

Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases, acquires, accepts and receives from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of any and all Encumbrances.

2.	Purchase Price, Start-up Costs, Earnout, Rules for Payment

2.1	Purchase Price

The initial purchase price for the Shares to be paid by Purchaser to Seller in connection with the Closing (the “Initial Purchase Price”) shall be USD $1.00 (in words: one U.S. dollar).

2.2	Start-Up Costs

From and after the Closing until 31 December 2022, Seller shall pay the Company or its designee for all marketing, sales and other costs and expenses incurred by the Company or any of its Affiliates that Purchaser determines is reasonably necessary for the Company and its Subsidiaries to become profitable in an amount not to exceed USD $7,300,000 (in words: seven million three hundred thousand U.S. dollars) (the “Start-Up Costs”). Within ten (10) Business Days of receipt of written notice by Purchaser setting forth any Start-Up Costs incurred or to be incurred, Seller shall pay any such amounts by wire transfer of immediately available funds to the accounts designated by Purchaser in such written notice.

2.3	Estimated Closing Statement

Attached hereto as Exhibit A is a statement certified by the President or Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth the Company’s good faith calculation of the Estimated Pre-Closing Liability Adjustment Amount.

2.4	Closing Statement.

a)	Within ninety (90) calendar days following the Closing, Purchaser shall prepare and deliver to Seller its good faith calculation of the Net Liability Adjustment Amount (the “Closing Statement”). From and after the Closing until the Determination Date, Purchaser shall use its commercially reasonable efforts to provide Seller and its representatives reasonable access during normal business hours and upon reasonable advanced notice to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Closing Statement (all of which information Seller acknowledges is Confidential Information subject to Section 6.5).

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b)	If Seller disagrees with the calculation of the Closing Statement, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the reason for its disagreement and its proposed calculation of the Net Liability Adjustment Amount, within thirty (30) days after its receipt of the Closing Statement. In the event that Seller does not provide such a notice of disagreement within such thirty (30) day period, Seller shall be deemed to have accepted the Closing Statement and the calculation of the Net Liability Adjustment Amount delivered by Purchaser, which shall be final, binding and conclusive on the Parties for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Net Liability Adjustment Amount. If, at the end of such period, they are unable to resolve such disagreements, then BDO USA, LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Purchaser and Seller) (the “Neutral Expert”) shall resolve any remaining disagreements. Each of Purchaser, on the one hand, and Seller, on the other, shall promptly provide their assertions regarding the Net Liability Adjustment Amount and in writing to the Neutral Expert and to each other. The Neutral Expert shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Parties agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Neutral Expert). The Neutral Expert shall not conduct an independent investigation and shall base its determination solely on (i) the written submissions of the parties and (ii) the extent (if any) to which the Net Liability Adjustment Amount requires adjustment (only with respect to the remaining disagreements submitted to the Neutral Expert) in order to be determined in accordance with this Agreement. The Neutral Expert’s determination regarding any disputed item shall not be in excess of the higher nor less than the lower of the amounts presented in Purchaser’s Closing Statement in accordance with Section 2.4a) or in the Seller’s written disagreement of such calculation in accordance with this Section 2.4b). The determination of the Neutral Expert shall be final, conclusive and binding on the Parties and no Party shall seek further recourse to any Government Entity other than to enforce the determination of the Neutral Expert. The Parties acknowledge that the agreements contained in this Section 2.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. The date on which the Net Liability Adjustment Amount is finally determined in accordance with this Section 2.4 is hereinafter referred to as the “Determination Date.” All fees and expenses of the Neutral Expert relating to the work, if any, to be performed by the Neutral Expert hereunder shall be borne one-half by Purchaser and one-half by Seller.

c)	If the Net Liability Adjustment Amount as finally determined pursuant to Section 2.4(b) is a positive number, then Seller shall pay such amount to Purchaser. If the Net Liability Adjustment Amount as finally determined pursuant to Section 2.4(b) is a negative number, then the absolute value of such amount (the “Seller Adjustment”) shall be applied by Purchaser to offset amounts payable by Seller against the Restructuring Costs otherwise due and payable by Seller pursuant to Section 6.3. All payments due under this Section 2.4c) shall be made within five (5) Business Days of the Determination Date by wire transfer of immediately available funds to the accounts designated in writing by the Party entitled to such payment.

2.5	Earnout

2.5.1	Definition of Product Profit Amount; Earnout Amount; General Rule

a)	“Product Profit Amount” shall mean with respect to any period, the sum of (a) the sum of (i) the gross amount invoiced for the Products sold by the Company and its Subsidiaries in the United States, plus (ii) the gross amount of any license fees (net of any expenses pursuant to or relating to the relevant Contract) paid to the Company or any of its Subsidiaries in respect of sublicenses of Intellectual Property relating to the Products, minus (b) the sum of (i) sales returns and allowances paid, granted or accrued on Products, including trade, quantity, prompt pay and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors, (ii) credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, Products or for rebates or retroactive price reductions (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks), (iii) Taxes, duties or other charges of Government Entities levied on or measured by the billing amount for Products, as adjusted for rebates and refunds, including pharmaceutical excise Taxes, (iv) charges for freight, customs and insurance related to the distribution of Products and wholesaler and distributor administration fees and expenses, (v) manufacturing, marketing and other expenses and deductions, taken in the Ordinary Course of Business of the Company and its Subsidiaries and Affiliates and in accordance with applicable accounting standards and their standard practices, including a portion of the SG&A expenses of the Company and its Subsidiaries and Affiliates, in each case, attributable to the Products, and (vi) in the event that the Company pays any portion of the Guaranteed Payment Amount that exceeds the Earnout Amount actually due pursuant to this Section 2.5.1, the amount of such excess. For the avoidance of doubt, the Start-Up Costs shall not be considered gross amounts invoiced or licensed for purposes of the calculations set forth in (a) above.

b)	Subject to Section 2.5.5, between 1 January 2020 and 30 October 2030 the following amount (the “Earnout Amount”) shall be paid to Seller as follows:

(i) until the Guaranteed Payment Amount (which shall be treated as deferred purchase price) has been paid in full, the Purchaser shall pay an amount equal to 75% of the Product Profit Amount; and

(ii) after the Guaranteed Payment Amount has been paid in full, the Company shall pay to Seller an amount equal to 50% of the Product Profit Amount.

c)	With respect to the calculation of the Product Profit Amount, no amounts set forth in subsections (i) through (vi) in Section 2.5.1a) or in Section b) shall be applied more than once.

2.5.2	Guaranteed Amount

Irrespective of Section 2.5.1 but subject to Section 9 and Section 11.12, Seller shall be entitled to a minimum payment equal to the Start-up Costs actually paid by Seller in accordance with Section 2.2 (the “Guaranteed Payment Amount”) as and when payable as follows:

a)	If the aggregate Earnout Amount paid to Seller hereunder on or prior to the date on which the Earnout Amount is finally determined in accordance with Section 2.5.4 and, if applicable, paid in accordance with Section 2.5.5 for the fiscal year ending 31 December 2022 (the “2022 Earnout Payment Date”) is less than the lesser of (x) USD $3,600,000 (in words: three million six hundred thousand U.S. dollars) or (y) the amount of Start-Up Costs actually paid by Seller in accordance with Section 2.2 (the “2022 Start-Up Cost Amount”), Purchaser shall pay or cause to be paid to Seller within five (5) Business Days of the 2022 Earnout Payment Date an amount equal to the 2022 Start-Up Cost Amount minus (ii) the aggregate Earnout Amount paid to Seller hereunder on or prior to the 2022 Earnout Payment Date (the “2022 Guaranteed Payment Amount”);

b)	If the sum of (x) the aggregate Earnout Amount paid to Seller hereunder on or prior to the date on which the Earnout Amount is finally calculated in accordance with Section 2.5.4 and, if applicable, paid in accordance with Section 2.5.5 for the fiscal year ending 31 December 2023 (the “2023 Earnout Payment Date”) and (y) the 2022 Guaranteed Payment Amount is less than an amount equal to the Guaranteed Payment Amount, Purchaser shall pay or cause to be paid to Seller within five (5) Business Days of the 2023 Earnout Payment Date an amount equal to the sum of (i) the Guaranteed Payment Amount minus (ii) the sum of (A) the aggregate Earnout Amount paid to Seller hereunder on or prior to the 2023 Earnout Payment Date plus (B) the 2022 Guaranteed Payment Amount.

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c)	In no event shall the Guaranteed Payment Amount exceed the amount of the Start-up Costs actually paid by Seller in accordance with Section 2.2.

2.5.3	Calculation of Earnout Amount and Dispute Resolution

a)	After the end of each fiscal year from January 1, 2020 until 30 September 2029, the Product Profit Amount for such fiscal year (each, an “Annual Product Profit Amount”) and the resulting Earnout Amount for such fiscal year (each, an “Annual Earnout Amount”) shall be calculated in good faith by the BM Committee. The BM Committee shall deliver to each Party a consolidated balance sheet and the related statements of income and cash flow of the Company and a statement setting forth in reasonable detail the Annual Product Profit Amount and resulting Annual Earnout Amount for the preceding fiscal year (an “Earnout Calculation”) by 1 April following each such year. In the event that either Purchaser or Seller disagrees with the Earnout Calculation, such Party shall deliver written notice to the BM Committee within twenty (20) Business Days of the date on which the BM Committee delivers its Earnout Calculation (each such period, a “Dispute Period”) specifying in reasonable detail its specific objections against items (any item so objected to, a “Disputed Item”) of the Earnout Calculation. For a period of ten (10) Business Days after the Dispute Period, the BM Committee and Purchaser and/or Seller shall work together in good faith to consider the Disputed Items and any resulting adjustments to the Annual Product Profit Amount and Annual Earnout Amount; provided, however, that at the end of such ten (10) Business Day period, the final decision of the BM Committee with respect to such Disputed Items, the resulting Annual Product Profit Amount for such fiscal year and the resulting Annual Earnout Amount for such fiscal year shall be final.

b)	After the end of the period beginning 1 October 2029 and ending 30 October 2030, the aggregate Product Profit Amount for the period beginning on 1 January 2020 and ending on 30 October 2030 (the “Aggregate Product Profit Amount”) and the aggregate Earnout Amount for the period beginning on 1 January 2020 and ending on 30 October 2030 (the “Aggregate Earnout Amount”) and disputes regarding the calculation thereof shall be settled as follows:

(i) By 1 April 2031, the BM Committee shall deliver to each Party an Earnout Calculation for the period from 1 January 2020 until 30 October 2030. In the event that either Purchaser or Seller disagrees with the Earnout Calculation, such Party shall deliver written notice to the BM Committee within the Dispute Period specifying in reasonable detail any Disputed Items of the Earnout Calculation.

(ii) The BM Committee, Seller and Purchaser shall work together in good faith to resolve any Disputed Item within twenty (20) Business Days following the end of the Dispute Period. Any Disputed Item not resolved within such period may be submitted by Seller or Purchaser to the Neutral Expert. Each of Purchaser, on the one hand, and Seller, on the other, shall promptly provide their assertions regarding the Aggregate Product Profit Amount and the Aggregate Earnout Amount in writing to the Neutral Expert and to each other. The Neutral Expert shall be instructed to render its determination with respect to such Disputed Items as soon as reasonably practicable, which the Parties agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Neutral Expert. The Neutral Expert shall not conduct an independent investigation and shall base its determination solely on (i) the written submissions of the Parties and (ii) the extent (if any) to which the Aggregate Product Profit Amount and Aggregate Earnout Amount require adjustment (only with respect to the remaining disagreements submitted to the Neutral Expert) in order to be determined in accordance with this Agreement. The Neutral Expert’s determination regarding any Disputed Item shall not be in excess of the higher nor less than the lower of the amounts presented in the Purchaser’s or Seller’s assertions delivered to the Neutral Expert in accordance with this Section 2.5.3. The determination of the Neutral Expert shall be final, conclusive and binding on the Parties and no party shall seek further recourse to any Government Entity other than to enforce the determination of the Neutral Expert. The Parties acknowledge that the agreements contained in this Section 2.5.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. All fees and expenses of the Neutral Expert relating to the work, if any, to be performed by the Neutral Expert hereunder shall be borne one-half by Purchaser and one-half by Seller.

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2.5.4	Finalization of Earnout Calculation

For each determination of the Earnout Amount, the Earnout Calculation shall become final, conclusive and binding between Seller and Purchaser for the purposes of determining the Earnout Amount:

a)	if and to the extent there are no Disputed Items, upon the expiration of the Dispute Period or upon earlier confirmation of each of Purchaser and Seller regarding its agreement with the Earnout Calculation;

b)	if and to the extent there are Disputed Items but Seller and Purchaser have resolved all such Disputed Items without involving a Neutral Expert, upon such mutual agreement in the form as mutually agreed in writing;

c)	if and to the extent that the BM Committee makes the final determination of the Earnout Amount, the date on which the BM Committee makes its determination; and

d)	if and to the extent a Neutral Expert makes the final determination of the Earnout Amount, the date on which the Neutral Expert makes its determination and delivers the same to the Parties.

2.5.5	Payment of Annual Earnout Amount and Aggregate Earnout Amount

a)	Purchaser or its designee shall pay to Seller each Annual Earnout Amount calculated in accordance with Section 2.5.3a) within fifteen (15) Business Days after the Annual Earnout Amount has become final and binding between Seller and Purchaser pursuant to Section 2.5.4.

b)	Purchaser or its designee shall pay the sum of (i) the Aggregate Earnout Amount minus (ii) each Annual Earnout Amount paid pursuant to Section 2.5.5a) within fifteen (15) Business Days after the Aggregate Earnout Amount has become final and binding between Seller and Purchaser pursuant to Section 2.5.4.

2.5.6	Tax Treatment of Earnout Amount

Any amounts paid by Purchaser to Seller pursuant to Section 2.5 of this Agreement shall be treated as an adjustment to the Initial Purchase Price for U.S. federal income tax purposes, and the parties shall file all Tax Returns consistent with this treatment, unless otherwise required by Law.

2.6	General rules for payments

Any payments to be made under or in connection with this Agreement shall be made in U.S. Dollars and by wire transfer in immediately available funds, valued as of the relevant due date and free of any bank and other charges.

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2.7	Withholding

Notwithstanding any other provision in the Agreement, Purchaser and its Affiliates shall have the right to deduct and withhold from any payments to be made under this Agreement such amounts as are required to be deducted and withheld from such payments under applicable Law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments pursuant to the Agreement. In the event Purchaser determines any amounts are to be withheld pursuant to this Agreement, Purchaser shall provide Seller at least five (5) Business Days’ notice so that Seller has an opportunity to provide any relevant forms to establish an exemption from the proposed withholding. Any amounts so withheld shall be timely paid over to the applicable Tax Authorities and such withheld amounts shall be treated for all purposes of the Agreement as having been delivered and paid to Seller or any such other recipient of payments in respect of which such deduction and withholding was made.

3.	Closing

3.1	Closing Date

The completion of the transactions contemplated by this Agreement (“Closing”) shall (i) be performed at the office of the Company or (ii) remotely via the exchange of signatures, in each case, on the date hereof (“Closing Date”).

3.2	Closing Deliveries

3.2.1	Closing Deliveries of Purchaser. On the Closing Date, Purchaser shall deliver, or cause to be delivered, the following:

a)	to Seller, the Initial Purchase Price;

b)	to Seller, a duly executed counterpart of this Agreement signed by Purchaser; and

c)	such other customary instruments of transfer, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

3.2.2	Closing Deliveries of Seller. On the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser the following:

a)	a duly executed counterpart of this Agreement signed by Seller;

b)	(i) certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form and substance reasonably acceptable to Purchaser and with any required stock transfer stamps affixed, or (ii) an affidavit of lost stock certificate in respect of the Shares signed by an officer of the Company in form and substance reasonably acceptable to Purchaser;

c)	a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that none of the Shares is a United States real property interest within the meaning of Section 897(c) of the Code;

d)	the Books and Records to the extent not at the Company’s or any of its Subsidiaries’ offices;

e)	evidence reasonably satisfactory to Purchaser of the termination of (i) the Secondment Agreement and (ii) the Pefcalcitol Agreement; and

f)	such other customary instruments of transfer, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

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4.	Representations and warranties of Seller

Seller hereby represents and warrants to Purchaser that the statements set forth in this Section 4 (together the “Seller’s Representations”) are correct on the date of this Agreement.

a)	if and to the extent that any of Seller’s Representations is qualified as being to “Seller’s Knowledge” or the “Knowledge of Seller”, such term shall mean the knowledge of Mr. Atsushi Sugita and Mr. Robert Ferrara after reasonable inquiry;

b)	Seller does not make any statement, representation or warranty and does not give any guarantee with respect to the Business, the Shares or the Company or any of its Subsidiaries or their respective assets and liabilities except as expressly provided for in this Agreement;

c)	Seller makes no warranty as to the accuracy of any forecasts, estimates or projections (including the reasonableness of the assumptions underlying the same).

4.1	Authorization of Seller

4.1.1	Organization and Qualification.

Seller is a corporation duly organized, validly existing and in good standing under the Laws of Japan. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries is duly formed or organized, validly existing in good standing under the Laws of its jurisdiction of formation or organization, as applicable. The Company and each Subsidiary are duly qualified to do business and are in good standing in each jurisdiction where the ownership or operation of their properties or assets or the conduct of their business requires such qualification. The Company and each Subsidiary have all requisite power and authority to own, lease and operate their respective properties or assets, and to carry on their respective business as currently conducted. Each of Seller and the Company has all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder, including the consummation of the transactions contemplated hereby.

4.1.2	Execution and Delivery.

The execution, delivery and performance of this Agreement have been duly authorized by Seller and the Company. This Agreement, when executed and delivered by Seller and the Company in accordance with the terms hereof (and assuming due authorization, execution and delivery by each of the other parties hereto) constitutes or will constitute a valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity affecting the availability of specific performance and other equitable remedies.

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4.1.3	No Conflicts.

The execution, delivery and performance by Seller and the Company of this Agreement do not and will not (whether with or without the passage of time, the giving of notice or both): (a) violate or conflict with any provision of the organizational documents of Seller, the Company or any Subsidiary, (b) violate, conflict with, or result in the breach of, constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller, the Company or any Subsidiary under, or result in a loss of any benefit to which the Seller, the Company or any Subsidiary is entitled under, any material Contract or Permit to which Seller is a party or otherwise bound, (c) result in the creation of any Encumbrance upon the Shares or any of the properties or assets of the Company or any Subsidiary or (d) violate or result in a material breach of or constitute a material default under any Law to which Seller, the Company or any Subsidiary or any of its properties or assets is subject.

4.2	Shares of the Company

4.2.1	The Shares constitute all of the issued and outstanding shares of capital stock of and other Equity Interests in the Company. All of the Shares have been duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Seller is the sole record and beneficial owner and has good and valid title to the Shares free and clear of all Encumbrances and, on the Closing Date, Seller will transfer to Purchaser good and valid title to the Shares free and clear of all Encumbrances. Other than the Shares, the Company does not have any Equity Interests authorized, issued or outstanding, and there are no Contracts or other arrangements existing or outstanding which provide for the sale or issuance of any Equity Interests by the Company or that would otherwise cause any Equity Interests of the Company to become outstanding.

4.2.2	Dermarc, LLC and Dermapex, LLC are the only Subsidiaries or Investments of the Company, and are each a direct, wholly-owned subsidiary of the Company. The Company is the sole record and beneficial owner and has good and valid title to the Equity Interests of each Subsidiary of the Company free and clear of all Encumbrances. The Equity Interests of the Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Other than as set forth in this Section 4.2.2, none of the Company’s Subsidiaries have any Equity Interests authorized, issued or outstanding, and there are no Contracts or other arrangements existing or outstanding which provide for the sale or issuance of any Equity Interests by the any such Subsidiary or that would otherwise cause any Equity Interests of any such Subsidiary to become outstanding.

4.2.3	Other than in connection with their direct or indirect ownership of the Subsidiaries, none of the Company or any of its Subsidiaries have any Investments.

4.3	Assets

4.3.1	The Company and each of its Subsidiaries has good and valid title to, a valid and subsisting leasehold interest in (as applicable) or has the legal right to use, all of its properties and assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Company and each of its Subsidiary’s properties and assets (a) constitute all of the assets (tangible and intangible), properties, rights, and services necessary and sufficient for the continued conduct of the Business as presently being conducted and as it relates to the Products, (b) have been and are maintained in accordance with good business practice, (c) are in good operating condition and repair and are not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs and (d) are suitable for the purposes for which they are used and intended to be used.

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4.3.2	The Company and each of its Subsidiaries owns, or has the right to use pursuant to a valid and enforceable written Contract (an “IP Contract”), its Intellectual Property relating to the Products, free and clear of any Encumbrances. To the best of Seller’s Knowledge, such Intellectual Property is valid and enforceable, and Seller is not aware of any asserted or unasserted claim to the contrary. Immediately after the Closing, the Company and each of its Subsidiaries will own or have the right to use all of its Intellectual Property relating to the Products on the same terms and conditions as those in effect immediately prior to the Closing. Seller has provided true and complete copies, including any and all amendments thereto, of the Ferrer License and Supply Agreement and any and all other IP Contracts relating to the Products to the Purchaser. Each IP Contract (including the Ferrer License and Supply Agreement, the Asset Purchase Agreement between Valeant Pharmaceuticals Luxembourg SARL and Seller, dated November 4, 2015, and the Contribution Agreement between the Company and Seller, dated December 3, 2015) is in full force and effect and constitutes the legal, valid, binding, and enforceable obligation of the Company or its Subsidiaries, as applicable, and each other party thereto except, in each case, as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity affecting the availability of specific performance and other equitable remedies. To the best of Seller’s Knowledge, neither the Company nor any of its Subsidiaries nor, to the Knowledge of Seller, any other party is in breach, violation of or default under any IP Contract relating to the Products, and no event has occurred which (with or without notice, lapse of time or both) would constitute a breach, violation or default, or permit termination, modification or acceleration, of or under any IP Contract relating to the Products. No party to any IP Contract has repudiated any provision of any IP Contract relating to the Products.

4.4	Financial Statements

4.4.1	Attached as Exhibit B are (x) audited balance sheets of the Company as of September, 2016, September 30, 2017 and September 30, 2018 and the related statement of income and cash flow for the fiscal years then ended and (y) an unaudited balance sheet of the Company as of February 28, 2019 (the “Interim Balance Sheet”) and the related statement of income for the five (5) months then ended (clauses (x) and (y), together, the “Financial Statements”). The Financial Statements (a) are true, correct, and complete in all material respects, (b) have been prepared in accordance with GAAP consistently applied throughout the periods indicated therein and with prior periods, (c) are consistent with the Books and Records and (d) accurately reflect, and fairly and reasonably present, the financial condition and results of operations and cash flows of the Company as of the dates and for the periods indicated therein. The Books and Records of the Company and each of its Subsidiaries are true, correct, and complete in all material respects and have been maintained in accordance with sound business practices.

4.4.2	Neither the Company nor any Subsidiary has any Indebtedness other than Indebtedness included in the Estimated Pre-Closing Liability Amount.

4.5	Absence of Changes.

Since December 31, 2018, (a) there has not been any change, event or effect that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the Business, condition (financial or otherwise), operations, performance, prospects, assets or Liabilities of the Company and its Subsidiaries, taken as a whole, and (b) the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business.

4.6	Litigation

4.6.1	No material Proceeding is currently or since January 1, 2016 has been pending, or to the Knowledge of Seller, threatened, against or relating to the Company or any of its Subsidiaries, or any of their respective businesses, Employees, properties or assets. To the Knowledge of the Seller, there are no facts making the commencement of any such Proceedings reasonably likely. None of Company or any of its Subsidiaries has entered into any Contract to settle or compromise any material Proceeding pending or threatened against it which has involved any obligation other than the payment of money for which it has no continuing obligation. There are no material Proceedings pending or threatened by the Company or any of its Subsidiaries against any third party.

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4.6.2	No Proceeding is pending, or to the Knowledge of Seller, threatened, against or relating to Seller or the Company or any of its Subsidiaries, any of the properties or assets or businesses of the Company or any of its Subsidiaries, this Agreement, or any of the transactions contemplated hereby (a) seeking to restrain or prohibit the execution and delivery of this Agreement or the performance hereunder, including the consummation of the transactions contemplated hereby or (b) that would adversely affect Seller’s and the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

4.6.3	None of the Company or any of its Subsidiaries or the Products or the Business is or since January 1, 2016 has been subject to any Order that would materially impede the operation of the Business.

4.7	Compliance with Law and Permits

4.7.1	Since January 1, 2016, (a) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws to which they are subject including, without limitation, with respect to healthcare compliance matters: (i) FDA Law, (ii) all government and private payor healthcare program requirements; (iii) 42 U.S.C. §§ 1320a-7, 7(a) and 7(b) (criminal penalties for acts involving Federal health care programs), commonly referred to as the “Federal Anti-Kickback Statute,” (iv) 42 U.S.C. §1395nn (limitation on certain physician referrals), commonly referred to as the “Stark Statute,” (v) the Health Insurance Portability and Accountability Act of 1996, as amended by Title XIII of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111–5), and the Health Information Technology for Economic and Clinical Health Act, as amended, along with all implementing rules and regulations at 45 CFR Part 164 (commonly referred to as “HIPAA”) and Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a), (vi) all other Laws of the United States relative to healthcare regulatory matters and the regulations promulgated to implement the foregoing Laws described in clauses (i) – (vi) of this sentence, as well as any comparable and similar state Laws and regulations, and (vii) the comparable and similar Laws and regulations of any domestic or foreign jurisdiction other than the United States federal government or any state, county, municipal or other political subdivision within the United States and (b) no notice has been given to, and no material Proceeding has been filed or commenced against, the Company or any of its Subsidiaries alleging any failure to comply with any Law. To the Knowledge of Seller, no Government Entity has any intention to conduct any material Proceeding relating to the Company or any of its Subsidiaries, their respective businesses or any of their respective properties or assets.

4.7.2	The Company and each of its Subsidiaries hold all material Permits required for the conduct of the Business. All such Permits have been duly obtained and are in full force and effect. Since January 1, 2016, (a) the Company and each of its Subsidiaries has been in compliance in all material respects with each such Permit and (b) none of the Company, any of its Subsidiaries or Seller has received any notice that any such Permit will be modified, suspended, cancelled or revoked or that any such Permit cannot be renewed in the Ordinary Course of Business. No Proceeding is currently or since January 1, 2016 has been pending, or to the Knowledge of Seller, threatened that would revoke or limit any material Permit held by the Company or any of its Subsidiaries. No active clinical trials are ongoing with respect to the Products.

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4.7.3	Each of the Company and its Subsidiaries has acted, and to the Knowledge of Seller, all other Persons who have performed operations on behalf of the Company and its Subsidiaries (including, without limitation, the Business with respect to the Products), have acted, in compliance with FDA Law, cGMP and any other applicable Law, and the terms and conditions of any material Permit (including, without limitation, with respect to the Products) in all material respects. To the Knowledge of Seller, there are no pending or scheduled regulatory inspections of any Person conducting activities relating to the Business.

4.7.4	Except as previously disclosed to Purchaser and its counsel with respect to the FDA Final NDA/ANDA Field Alert regarding EI, LLC, FEI Number 3005832998 and the Aktipak Product, there are no current and have been no recalls, field actions or governmental seizures or other similar adverse regulatory actions taken or threatened by the FDA, Drug Enforcement Agency, state controlled substance authority, Department Of Justice, state attorneys general or any other agency with jurisdiction over the development, testing and investigation, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of any of the Products, and there have been no recalls or field actions with respect to any of the Products initiated by the Seller, the Company or any of their respective Affiliates on a voluntary basis, whether or not at the request or suggestion of the FDA, Drug Enforcement Agency, state controlled substance authority, Department Of Justice, state attorneys general or any other agency or authority with jurisdiction over the development, testing and investigation, marketing, labeling, promotion, sale, use, handling, safety, efficacy, reliability or manufacturing of the Products.

4.7.5	Any packed Inventory has been appropriately released by an approved and appropriate qualified person. The Company and its Subsidiaries have not used in any capacity the services of any Person debarred under the U.S. Generic Drug Enforcement Act, 21 U.S.C. §335a(k)(1) and further have not used any Person who has been convicted of a crime as defined under the U.S. Generic Drug Enforcement Act in connection with the services rendered to the Company and its Subsidiaries. The Company and its Subsidiaries have paid all fees due and payable and required by any Government Entity with respect to any material Permit.

4.7.6	Each of the Company and each of its Subsidiaries has (a) timely filed with the appropriate Government Entity all material reports required by applicable Law, including any rebate agreement, to be filed by or on behalf of it with respect to average manufacturer price (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(1)), best price (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C)) and average sales price, and each such report has been complete and accurate and (b) timely paid all rebates amounts due and owing to a Government Entity in accordance with applicable Law, including any rebate agreement entered into with such Government Entity. No material deficiency with respect to such reports or rebates has been asserted in writing or otherwise against the Company or any of its Subsidiaries or with respect to the Products.

4.8	Taxes

4.8.1	All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing, including all Tax Returns required to be filed with respect to the Business or the properties or assets of the Company or any Subsidiary, have been or will be timely filed with the appropriate Tax Authority, and all such Tax Returns, as filed, are true, correct and complete in all material respects and prepared in compliance with all applicable Laws.

4.8.2	All Taxes due or payable on or prior to the Closing Date with respect to the Company and each of the Subsidiaries (in each instance, whether or not shown to be due or payable on any Tax Return), have been timely paid in full.

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4.8.3	The Company and each Subsidiary has collected or withheld from its employees, creditors, equity holders, suppliers, and other third parties, and has timely paid to the appropriate authorities or set aside in a segregated account for such purpose, proper and accurate amounts in compliance with all withholding, collection, and remittance Tax and other applicable Laws (including income, social security and employment Tax withholding for all types of compensation). All Forms W-2 and Forms 1099 required with respect to such withholding, collection and payment have been properly and timely filed.

4.8.4	There are no liens for Taxes upon any of the Shares or the properties or assets of the Company or any of its Subsidiaries nor, to the Knowledge of the Seller, is any Tax Authority in the process of imposing any lien for Taxes on the Shares or the properties or assets of the Company or any of its Subsidiaries, other than liens (a) for Taxes that are not yet due and payable, or for Taxes due but not yet delinquent or (b) for Taxes the validity or amount of which is being contested by the Company or any of its Subsidiaries in good faith by appropriate Proceedings and for which an adequate reserve has been established and is maintained in accordance with GAAP, consistently applied.

4.8.5	There are no audits, examinations, claims, deficiencies or other Proceedings relating to any Taxes or Tax Returns of the Company or any Subsidiary pending before any Tax Authority and to the Knowledge of the Seller, no such audit, examination, claim, deficiency or other Proceeding has been threatened by any Tax Authority.

4.8.6	No Tax Authority has proposed or asserted to the Company, any of its Subsidiaries or any of its Affiliates any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, the Company or any of its Subsidiaries, or the Business or any properties or assets of the Company or any of its Subsidiaries; and no Tax Authority in a jurisdiction in which the Company or any of its Subsidiaries (or another Person with respect to the Company or any of its Subsidiaries) does not file Tax Returns has asserted that the Company or any of its Subsidiaries (or such other Person) may be subject to Tax in such jurisdiction or is required to file such Tax Returns.

4.8.7	None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency, and no such waiver or extension of any statute of limitations has been requested by any Tax Authority.

4.8.8	None of the Company or any of its Subsidiaries has participated in any (a) “tax shelter” within the meaning of Code Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States) or (b) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable regulations of jurisdictions other than the United States.

4.8.9	None of the Company or any of its Subsidiaries is the successor (whether by merger, liquidation, conversion or otherwise) of any Person that, at any time, was classified as an “association” or taxable as a “corporation” for federal Income Tax purposes.

4.8.10	None of the Company or any of its Subsidiaries (a) has been a member of an affiliated group that filed a consolidated, combined, unitary or other similar Tax Return (other than a group in which the common parent of which was the Company) and (b) has Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

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4.8.11	None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (c) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date; (d) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (e) installment sale or open transaction disposition made on or prior to the Closing Date; (f) prepaid amount received on or prior to the Closing Date; or (g) election under Code Section 108(i).

4.8.12	The unpaid Taxes of the Company and each of its Subsidiaries (a) did not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (b) do not and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing its Tax Returns. Since the date of the Interim Balance Sheet, none of the Company or any of its Subsidiaries has incurred any Liability for Taxes outside the Ordinary Course of Business.

4.8.13	None of the Contracts will obligate Purchaser or the Company or any of its Subsidiaries to indemnify, or to make payments to or on behalf of any other Person, with respect to Taxes of a Person other than the Company or its Subsidiaries.

4.8.14	None of the Company or any of its Subsidiaries (i) is, or has ever been, a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement), and (ii) is a party to a Contract (whether verbal or written) that constitutes a “partnership” for U.S. federal Income Tax purposes (or any similar or corresponding provision under non-U.S. Law).

4.8.15	Neither the Company nor any of its Subsidiaries is or has been, subject to Tax in a country in which it is not organized by virtue of having a permanent establishment or fixed place of business in such country.

4.8.16	None of the Subsidiaries of the Company has made an entity classification election under Section 7701 of the Code.

4.8.17	There are no outstanding rulings or requests for ruling pending before any Tax Authority with respect to the Company or any of its Subsidiaries that are, or if issued would be, binding upon the Company or any of its Affiliates in respect of any taxable period ending after the Closing Date.

4.8.18	None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

4.8.19	None of the Company or any of its Subsidiaries (a) is a “controlled foreign corporation” as defined in Code Section 957, (b) is a “passive foreign investment company” within the meaning of Code Section 1297, or (c) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

4.8.20	No Taxes will be required to be deducted or withheld on any payments required to be made under this Agreement.

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4.8.21	This Section 4.8 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Taxes. The representations and warranties made in this Section 4.8 are limited to the past activities of the Company and are not intended to serve as representations and warranties regarding or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date.

4.9	Real Property

4.9.1	Neither the Company nor any of its Subsidiaries owns any real property or has any options or contractual obligations to purchase or acquire any interest in real property. The Company has delivered to Purchaser a true, correct and complete copy of each lease in respect of the Leased Real Property and any documents or instruments affecting the rights or obligations of any of the parties thereto. No lease in respect of the Leased Real Property is subject to any sublease, license or sublicense.

4.9.2	Each Leased Real Property (a) is in good operating condition and repair and to Seller’s Knowledge is structurally sound and free of defects, with no material alterations or repairs required thereto under applicable Law or insurance company requirements and (b) is suitable in all respects for its current use, operation and occupancy.

4.9.3	The use, operation and occupancy of each Leased Real Property have complied and comply with all Laws and Permits in all material respects, and do not violate in any material respect any instrument of record or Contract affecting such property.

4.9.4	There are no pending, or to the Knowledge of Seller, threatened, appropriation, condemnation, eminent domain or similar Proceedings relating to any Leased Real Property.

4.9.5	No Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.

4.10	Intentionally Omitted.

4.11	Broker’s Fees

None of the Seller, the Company or any of its Subsidiaries or Affiliates has any obligation to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement.

4.12	Full Disclosure

There are no facts pertaining to the Company or any of its Subsidiaries, the Business or properties or assets of the Company or any of its Subsidiaries that materially adversely affect the Company or any of its Subsidiaries, the Business or any of the properties or assets of the Company or any of its Subsidiaries or that will or would reasonably be expected to materially adversely affect the Company or any of its Subsidiaries, the Business or any of the properties or assets of the Company and any of its Subsidiaries and that have not been disclosed in this Agreement or the Financial Statements. To Seller’s Knowledge, neither any representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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4.13	No Other Representations and Warranties of Seller

Seller, or any person on behalf of Seller, does not make any statement and does not give any guaranty, representation or warranty, whether express or implied, written or oral, with respect to Seller or the Company except as expressly provided for in Section 4 of this Agreement.

5.	Purchaser’s Representations

Purchaser hereby represents and warrants to Seller that the statements set forth in this Section 5 (together the “Purchaser’s Representations”) are correct and complete as of the date of this Agreement.

a)	if and to the extent that any of Purchaser’s Representations is qualified as being to “Purchaser’s Knowledge” or the “Knowledge of Purchaser”, such term shall mean the knowledge of Thomas Schaffer and Dr. Hermann Lübbert after reasonable inquiry; and

b)	Purchaser does not make any statement, representation or warranty and does not give any guarantee except as expressly provided for in this Agreement.

5.1	Authorization of Purchaser

5.1.1	Organization and Qualification.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the consummation of the transactions contemplated hereby.

5.1.2	Execution and Delivery.

The execution, delivery and performance of this Agreement have been duly authorized by Purchaser. This Agreement, when executed and delivered by Purchaser in accordance with the terms hereof (and assuming due authorization, execution and delivery by each of the other parties hereto) constitutes or will constitute a valid and binding obligation of Purchaser, as applicable, enforceable against Purchaser, in accordance with its terms, in each case, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity affecting the availability of specific performance and other equitable remedies.

5.1.3	No Conflicts.

The execution, delivery and performance by Purchaser of this Agreement do not and will not (whether with or without the passage of time, the giving of notice or both): (a) violate or conflict with any provision of the organizational documents of Purchaser, (b) violate, conflict with, result in the breach of, constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or result in a loss of any benefit to which Purchaser is entitled under, any Contract or Permit to which Purchaser is a party or otherwise bound or (c) violate or result in a breach of or constitute a default under any Law to which Purchaser or any of its properties or assets is subject except as would not materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

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5.2	Litigation

No Proceeding is pending, or to the Knowledge of Purchaser, threatened, against or relating to Purchaser, any of Purchaser’s properties or assets or business, this Agreement or any of the transactions contemplated hereby (a) seeking to restrain or prohibit the execution and delivery of this Agreement or the performance hereunder, including the consummation of the transactions contemplated hereby or (b) that would materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.3	Broker’s Fees

None of Purchaser or any of its Affiliates has any obligation to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement.

5.4	Non-Reliance

Purchaser has not relied on any representations or warranties other than those set forth in this Agreement. The representations and warranties by Seller expressly and specifically set forth in Section 4 constitute the sole and exclusive representations, warranties, and statements of any kind of Seller in connection with the transactions contemplated hereby, and Purchaser understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature, whether express or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company or the Business, or the quality, quantity or condition of the Products or other assets of the Company), are specifically disclaimed by Seller.

5.5	No Other Representations and Warranties of Purchaser

Purchaser, or any person on behalf of Purchaser, does not make any statement and does not give any guaranty, representation or warranty, whether express or implied, written or oral, with respect to Purchaser except as expressly provided for in Section 5 of this Agreement.

6.	Covenants

6.1	Earnout Covenants

6.1.1	For the avoidance of doubt, Seller hereby acknowledges and agrees that (a) the right to payment of any Earnout Amount, if any, under Section 2.5 (i) is a contractual right that may not be assigned (including by operation of law or otherwise) or otherwise transferred to any Person without the prior written consent of Purchaser and (ii) is not a security, (b) any Earnout Amount payable under this Agreement is contingent upon the performance of the business of Purchaser (including the Business) following the Closing and, other than for the Guaranteed Payment Amount to the extent provided in this Agreement, there is no guaranteed minimum Earnout Amount hereunder, (c) notwithstanding anything to the contrary contained in this Agreement but subject to the authority of the BM Committee and the PCI Committee to the extent provided in Section 6.3 or Section 6.4, Purchaser and its Affiliates will be free to operate the business of Purchaser (including the Company and its Subsidiaries and the Business) as Purchaser deems appropriate in its sole discretion (including with respect to pricing, business plans, budgets, continuation or non-continuation of products and services or otherwise), and (d) none of Purchaser or any of its Affiliates (including the Company and its Subsidiaries from and after the Closing) shall have any fiduciary duty or other obligation whatsoever to act in any manner in an attempt to maximize any Earnout Amount payable to Seller; provided, however, that without limiting Purchaser’s right pursuant to Sections 6.1.2 below, (i) Purchaser shall not intentionally take any action with the primary purpose of reducing the Earnout Amount and (ii) Purchaser shall use its commercially reasonable efforts to cause the Company to generate revenue from the sale or sublicense of the Products, which efforts shall not require Purchaser or any of its Affiliates to (1) make any capital contributions to the Company, (2) spend any amounts in connection with the Products in excess of the sum of the Start-Up Costs and any revenue from the Products received by the Company or (3) take any actions with respect to the Products that Purchaser and its Affiliates would not take as it relates to its other products, including by prioritizing the sales of the Products over the other products of Purchaser and its Affiliates. Purchaser shall be deemed to have satisfied its obligations to use its commercially reasonable efforts in accordance with this Section 6.1.1 if (1) the Company reasonably satisfies its obligations under the Business and Marketing Plan and (2) either of the members of Seller on the BM Committee approved of such Business and Marketing Plan.

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6.1.2	Subject to Section 6.4.3d), nothing in this Agreement shall restrict or prohibit Purchaser from consummating or causing the consummation of a Change of Control or Liquidation so long as, simultaneously with the consummation of such Change of Control or Liquidation, Purchaser pays or cause to be paid to Seller any portion of the Guaranteed Payment Amount then unpaid to Seller. Upon payment of such unpaid portion of the Guaranteed Payment Amount in connection with the consummation of the Change of Control or Liquidation, Purchaser and its Affiliates shall have no further obligations under this Agreement to Seller. Upon the consummation of a Liquidation, Seller shall no longer be entitled to any future Earnout Amounts.

6.2	Informational Rights; Access.

6.2.1	Financial Statements. Until the resolution of the final Earnout Amount in accordance with Section 2.5, Purchaser shall use its commercially reasonable efforts to provide to Seller the following information:

a)	as soon as available, but no later than thirty (30) days after the end of each quarterly accounting period in each fiscal year (other than any quarterly accounting period ending on the last day of a fiscal year), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such quarterly period; and

b)	as soon as available, but no later than sixty (60) days after the end of each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year.

6.2.2	Access. At any time prior to the final determination of the final Earnout Amount in accordance with Section 2.5 and subject to any applicable Laws, upon Seller’s reasonable request, Purchaser shall use its commercially reasonable efforts to make available to Seller and its employees, agents, advisors, accountants or other representatives, upon reasonable notice, access during normal business hours to such of the Company’s or its Subsidiaries’ employees, Books and Records, and accounts and such information, in each case, as may be reasonably requested by Seller for the sole purposes of verifying (i) Purchaser’s compliance with Section 2.5, Section 6.1, Section 6.3 and Section 6.4 hereof, (ii) the PCI Committee’s calculation of the Restructuring Costs and the Final Working Capital Adjustment Amount, and (iii) the information (including the BM Committee’s calculations) set forth in any not yet finally determined Earnout Calculation. All information obtained pursuant to this Section 6.2 shall be considered Confidential Information for purposes Section 6.5.

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6.3	Restructuring of the Business, payment of Restructuring Costs

6.3.1	From and after the Closing Date, Purchaser shall be entitled to restructure the Business and/or the Company and its Subsidiaries (the “Restructuring”).

6.3.2	In furtherance of the foregoing, the Parties have established a post-Closing integration committee (the “PCI Committee”), which shall meet at least monthly or more frequently as determined by any two members thereof until the earlier of (i) the completion of the Restructuring in accordance with the Restructuring Plan (as defined below) and (ii) the three (3) year anniversary of the date hereof (the “PCI Period”). The PCI Committee consists and shall consist of four members. Seller and Purchaser shall be entitled to appoint two members each (the “Seller PCI Members” and “Purchaser PCI Members”, respectively). The initial Purchaser PCI Members are: Thomas Schaffer and Dr. Hermann Lübbert. The initial Seller PCI Members are: Junichi Hamada and Kazumasa Hirata. Seller and Purchaser shall have the right to replace any Seller PCI Members or Purchaser PCI Members, respectively, at any time and for any reason.

6.3.3	Within three (3) months of the date hereof, the PCI Committee shall establish and adopt pursuant to Section 6.3.7 a Restructuring budget and plan (as amended, modified or supplemented from time to time, the “Restructuring Plan”) that sets forth any planned Restructuring actions and the estimated Restructuring Costs (the “Estimated Restructuring Costs”). Such Restructuring actions shall include, among other things, the termination of all Contracts between Seller and the Company; provided, the Parties acknowledge and agree that (i) the Liability of Purchaser and its Affiliates under or in connection with the foregoing Contracts (and the transactions contemplated thereby) from the Closing Date until the termination of such Contracts shall be limited to Liabilities arising out of the willful misconduct or gross negligence of the Purchaser and/or its Affiliates, and (ii) as soon as practicable after the date hereof, Seller and the Company shall amend the terms of the Master Services Agreement to modify the scope of services to be provided by the Company and to provide that the Company shall only indemnify Seller for damages thereunder in the event of the Company’s gross negligence or willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, (i) the Parties agree that (A) the Restructuring Plan shall provide that all operations of the Company and its Subsidiaries other than relating to the Products will either be wound down or transferred out of the Company or any of its Subsidiaries and all license Contracts (and underlying Intellectual Property) other than the license Contracts relating to the Products (and underlying Intellectual Property) shall be terminated or assigned, (B) Purchaser and its Affiliates shall be under no obligation to retain any of the Employees and (ii) Purchaser shall, in its sole and absolute discretion, be permitted to include in the Restructuring Plan the following: (A) the transfer of the operations (including the manufacturing and distribution operations) of the Company and its Subsidiaries to one of the facilities of Purchaser or one of its Affiliates, (B) the shutdown of the facilities of the Company and its Subsidiaries (including the termination of any leases relating thereto) and (C) subject to the provisions of Section 6.7, the transfer of the Product Program Assets and the Development Program Assets of the Company and its Subsidiaries to Purchaser or one of its Affiliates.

6.3.4	The role and responsibility of the PCI Committee during the PCI Period shall be:

a)	the oversight of Purchaser’s plans and/or strategies for the Restructuring;

b)	the oversight of the progress of the Restructuring;

c)	the approval of costs for the Restructuring during the PCI Period in excess of the Estimated Restructuring Costs; and

d)	the determination of the actual Restructuring Costs incurred during the Restructuring pursuant to the Restructuring Plan. Such determination shall occur as soon as possible after the completion of the PCI Period.

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6.3.5	Estimated Restructuring Costs and Restructuring Costs

a)	Within ten (10) Business Days of the adoption of the Restructuring Plan by the PCI Committee, Seller shall pay an amount equal to the Estimated Restructuring Costs to the Company (or its designee) by wire transfer of immediately available funds to an account designated by the Company, provided, that as provided in Section 2.4(c), the Seller Adjustment shall be applied against the Restructuring Costs otherwise payable by Seller (the “Seller Adjustment Offset”).

b)	If the difference between (i) the actual aggregate Restructuring Costs as finally determined pursuant to this Section 6.3 minus (ii) the sum of the Estimated Restructuring Costs plus the Seller Adjustment Offset is a positive number, then Seller shall pay the amount of such difference to Purchaser (or its designee). If the difference between (x) the Restructuring Costs as finally determined pursuant to this Section 6.3 minus (y) the sum of the Estimated Restructuring Costs plus the Seller Adjustment Offset is a negative number, then Purchaser shall pay the absolute value of such difference to Seller. All payments due under this Section 6.3.5b) shall be made within ten (10) Business Days of the date of the final determination of the Restructuring Costs by wire transfer of immediately available funds to the accounts designated in writing by the Party entitled to such payment.

6.3.6	Payment of the Operating Costs

a)	In addition to the obligations of Seller with respect to the Restructuring Costs, during the three (3) month period following the Closing Date (the “Working Capital Period”), in the event that Purchaser determines that the Estimated Cash Amount at the Company and its Subsidiaries is less than the Monthly Cash Target Amount, Purchaser shall have the right to send a written notice to Seller (the “Working Capital Notice”) (i) setting forth the calculation of an amount (the “Working Capital Adjustment Amount”) equal to the difference between (x) the Monthly Cash Target Amount and (y) the Estimated Cash Amount as of the date of such Working Capital Notice, and (ii) directing Seller to pay such Working Capital Adjustment Amount. Seller shall pay the Company an amount equal to the Working Capital Adjustment Amount within ten (10) Business Days after delivery of such Working Capital Notice, provided that Purchaser shall not send more than one Working Capital Notice during any period of thirty (30) calendar days. The aggregate of such Working Capital Adjustment Amounts paid to the Company by Seller shall be referred to as the “Total Working Capital Amount.”

b)	No later than one hundred twenty (120) calendar days after the Closing Date, the PCI Committee shall determine the Final Working Capital Adjustment Amount. If the Final Working Capital Adjustment Amount is a positive number, as finally determined pursuant to Section 6.3.7, then Seller shall pay such amount to Purchaser. If the Final Working Capital Adjustment Amount is a negative number, as finally determined pursuant to Section 6.3.7, then Purchaser shall pay the absolute value of such amount to Seller. For the avoidance of doubt, no Restructuring Costs shall be included in the calculation of Net Operating Costs or the Final Working Capital Adjustment Amount.

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6.3.7	All members of the PCI Committee must be afforded the opportunity to participate in the meeting by means of a telephone conference, video conference or other similar means which allows all persons participating in the meeting to hear and speak to each other. Members participating in a meeting in this manner shall be deemed to be present at the meeting. Any decision to be made by the PCI Committee shall be made by a majority vote; provided, that at least one member appointed by each Party must attend for the PCI Committee to meet the quorum; provided, further, that if no Seller PCI Member is present for two (2) consecutive meetings called for the same purpose pursuant to written notice provided to all of the members of the PCI Committee, then the presence of any Purchaser PCI Member then serving shall constitute a quorum for the next meeting called for such purpose. Each member shall be entitled to cast one vote on any matter on which they are entitled to vote; provided, that a member shall be entitled to cast two votes if the other Seller PCI Member or Purchaser PCI Member, as applicable, is not present.

If the vote of the PCI Committee ends in a tie (a “PCI Deadlock”), then:

a)	Purchaser PCI Members and Seller PCI Members shall use their commercially reasonable efforts for a period of five (5) Business Days to resolve any disagreements with respect to the PCI Deadlock. If, at the end of such period, they are unable to resolve such disagreements, then Dr. Hermann Lübbert (on behalf of Purchaser) and Mr. Junichi Hamada (on behalf of Seller) shall use their commercially reasonable efforts for a period of five (5) Business Days to resolve any remaining disagreements. If they are unsuccessful, then (i) (A) the Company and its Subsidiaries shall be permitted to take the actions proposed to be taken by Dr. Hermann Lübbert and (B) Seller shall pay or cause to be paid any costs, fee and expenses to be incurred in connection with such actions (the “Interim Costs”) and (ii) if requested by Seller, an independent pharmaceuticals industry consulting firm of recognized national standing mutually selected by Purchaser and Seller within thirty (30) days after such request (the “Neutral PCI Expert”) shall resolve any remaining disagreements (including, if applicable, the reasonableness of the Interim Costs). Each of Purchaser, on the one hand, and Seller, on the other, shall promptly provide its assertions regarding the PCI Deadlock in writing to the Neutral PCI Expert and to each other. The Neutral PCI Expert shall be instructed to render its determination with respect to such disagreements (including, if applicable, the reasonableness of the Interim Costs)as soon as reasonably practicable (which the parties hereto agree should not be later than ten (10) Business Days following the day on which the disagreement is referred to the Neutral PCI Expert). The Neutral PCI Expert shall make its decision based on what it determines is in the best interests of the Company and its Subsidiaries. In the event that the Neutral PCI Expert determines that a portion of such Interim Costs actually paid by Seller were not reasonable, then the Company shall pay to Seller the amount of such Interim Costs that the Neutral PCI Expert determined were not reasonable.

b)	To the extent that Dr. Lübbert or Mr. Hamada are for any reason unable or unwilling to serve on the PCI Dispute Committee, such individuals may be replaced by any natural person appointed by Purchaser and Seller, respectively.

6.3.8	The content and information shared during and through the discussions in the PCI Committee and the PCI Dispute Committee shall be considered Confidential Information for purposes of Section 6.5 hereof.

6.3.9	All amounts paid by Seller to the Company or Purchaser or an Affiliate of Purchaser pursuant to Section 6.3.5 to fund costs incurred in implementing the Restructuring Plan shall be used by such entity exclusively to fund the costs incurred in implementing the Restructuring Plan.

6.4	Business and Marketing

6.4.1	The Parties have established a business and marketing committee (the “BM Committee”), which shall meet at least twice a year or more frequently as determined by at least two members thereof until the Aggregate Earnout Amount is calculated and paid in accordance with Section 2.5. The BM Committee consists and shall consist of four members. Seller and Purchaser shall be entitled to appoint two members each (the “Seller BM Members” and “Purchaser BM Members”, respectively). The initial Purchaser BM Members are: Mr. Christophe Dunwald and Mr. Jeff Holm. The initial Seller BM Members are: Mr. Junichi Hamada and Mr. Tadao Yoshihara. Seller and Purchaser shall have the right to replace any Seller BM Members or Purchaser BM Members, respectively, at any time and for any reason.

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6.4.2	Within thirty (30) days after the date hereof, the BM Committee shall establish an initial business and marketing plan for the operation of the Business with a view toward generating revenue from the sale or sublicense of the Products (as amended, modified or supplemented from time to time, the “Business and Marketing Plan”).

6.4.3	The role and responsibility of the BM Committee shall be:

a)	the approval of the Business and Marketing Plan and any subsequent amendments or supplements thereto;

b)	the supervision of the implementation of the Business and Marketing Plan by the Company;

c)	the determination of the Product Profit Amounts and Earnout Amounts in accordance with Section 2.5;

d)	the approval of any Change of Control or Liquidation (subject to any additional approval that may be required under applicable Law).

6.4.4	All members of the BM Committee must be afforded the opportunity to participate in the meeting by means of a telephone conference, video conference or other similar means which allows all persons participating in the meeting to hear and speak to each other. Members participating in a meeting in this manner shall be deemed to be present at the meeting. Any decision to be made by the BM Committee shall be made by a majority vote; provided, that at least one member appointed by each Party must attend for the BM Committee to meet the quorum; provided, further, that if no Seller BM Member is present for two (2) consecutive meetings called for the same purpose pursuant to written notice provided to all of the members of the BM Committee, then the presence of any Purchaser BM Members then serving shall constitute a quorum for the next meeting called for such purpose. Each member shall be entitled to cast one vote on any matter on which they are entitled to vote; provided, that a member shall be entitled to cast two votes if the other Seller BM Member or Purchaser BM Member, as applicable, is not present. If a vote of the BM Committee ends in a tie, Purchaser’s representatives at the meeting shall have the controlling vote.

6.4.5	The content and information shared through the Business and Marketing Plan and through the discussions in the BM Committee shall be considered Confidential Information for purposes of Section 6.5 hereof and be strictly limited to the extent permissible under applicable antitrust law.

6.5	Confidentiality

Seller acknowledges that it is in possession of non-public or proprietary information relating to the Company, its Subsidiaries, its and their properties and assets, and the Business (“Confidential Information”). Seller shall, and shall cause its Affiliates and representatives (including its designees to the PCI Committee and the BM Committee) to (a) treat confidentially and not disclose all or any portion of the Confidential Information and (b) not use the Confidential Information other than in connection with this Agreements. Seller further acknowledges and agrees that the Confidential Information is proprietary and confidential in nature and part of the Company’s properties and assets. If Seller or any of its Affiliates or representatives is requested or required by Law or a Government Entity to disclose any Confidential Information Seller shall, or shall cause such Affiliates or representatives to, provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or its Affiliate or representative may disclose only that portion of the Confidential Information that such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller or its Affiliates shall exercise their reasonable best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

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6.6	Non-Compete; Non-Solicit

Until the earliest to occur of (i) the two year anniversary of a Change of Control of the Company, (ii) 30 October 2031, and (iii) the discontinuation of the operation of the Business by the Company or Purchaser or one of its Affiliates with respect to one or both of the Products (provided that in the event of such discontinuation with respect to only one of the Products, the obligations set forth in this Section 6.6 shall not apply with respect to such Product), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, within the United States of America (the “Territory”):

6.6.1	sell, market, or make any commercial use of a Therapeutic Equivalent to Xepi and/or Aktipak within the Territory (a “Competitive Business”). “Therapeutic Equivalent” means a product that (i) is a pharmaceutical equivalent (as that term is defined in 21 C.F.R. §314.3(b)) to, and displays bioequivalence (as that term is defined in 21 C.F.R. §314.3(b)) with, another drug product, or (ii) has been listed in the Orange Book as having therapeutic equivalence (i.e., is designated with a therapeutic equivalence code starting with “A”) with, and has the same combination of active ingredients as, another drug product. “Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time;

6.6.2	invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, or have any interest in, or earn compensation from, or render services to, or guarantee the obligations of, any Person that engages in a Competitive Business in the Territory; provided, that, Seller may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange (a “Public Company”) engaged in a Competitive Business if Seller is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 without regard to the sixty (60)-day period referred to in Rule 13d-3(d)(1)(i)) five percent (5%) or more of any class of securities of such other entity.

6.6.3	solicit any business directly or indirectly on behalf of a Competitive Business operating in the Territory from any Person that was a client or customer of the Business as of the Closing Date;

6.6.4	recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any Person who as of the date of actual or attempted recruitment, solicitation or inducement, is an Employee, officer, director, manager, or contractor of the Company or any of its Subsidiaries, to be an employee, officer, director, manager, consultant or independent contractor of, or otherwise perform services for or be affiliated with a business (a) in which Seller participates in any capacity (including, without limitation, as a shareholder, partner, member, joint venturer, principal, agent, trustee or consultant sales representative) and (b) which is otherwise in a Competitive Business; or in any manner induce or attempt to induce any such current Employee or contractor as of the Closing to terminate his or her employment or association with the Business, provided, however, that this Section 6.6.4 shall not prohibit the Seller or its Subsidiaries from soliciting or hiring any such Employee, officer, director, manager, or contractor who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through any general advertising medium, including but not limited to newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at such Employee, officer, director, manager, or contractor;
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6.6.5	subject to the foregoing provisions of this Section 6.6, intentionally interfere or seek to interfere with the relationship of the Company or any of its Subsidiaries with any Person (including any supplier, lender, or investor of the Company or any of its Subsidiaries) in the Territory, including by causing or attempting to cause any such Person to discontinue, reduce the extent of or discourage the development of such relationship with the Company or any of its Subsidiaries, or to terminate any Contract, arrangement or understanding between such Person and the Company or any of its Subsidiaries; or

6.6.6	denigrate, disparage or discredit the Company or any of its Subsidiaries, Purchaser or any of its Affiliates or any of their respective customers or clients, any of the Company’s or its Subsidiaries’ or Affiliates’ properties or assets, the Business, any business conducted by the Company, its Subsidiaries or any of its Affiliates, Purchaser or any of its Affiliates or any shareholder, partner, member, director, manager, officer, employee or agent of the Company or any of its Subsidiaries, Purchaser or any of its Affiliates to entities or people which have either an existing business relationship with the Company, any of its Subsidiaries or any of its Affiliates, Purchaser or any of its Affiliates or, to the Knowledge of the Seller, a prospective business relationship with the Company, any of its Subsidiaries or any of its Affiliates, Purchaser or any of its Affiliates.

6.7	Acquisition of Company’s development program

Promptly after the Closing, but for a period not to exceed ninety (90) days from date hereof, the Parties shall identify and agree upon those assets constituting the Company’s development program assets which consist of Intellectual Property and associated Contracts and regulatory applications and documents relating to research, product development, clinical trials and marketing/research authorizations associated with products under development by the Company unrelated to the Products (collectively, the “Development Program Assets”). The Parties shall further agree upon the timing and process associated with transferring the Development Program Assets to Seller. Such transfer shall be in further consideration of the agreements of Seller set forth herein.

6.8	Further Assurances

From time to time after the Closing, each Party shall, and shall cause its Affiliates to, without further consideration promptly (a) take, or cause to be taken, all actions reasonably necessary to carry out the intent and purposes of this Agreement and (b) execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by any other Party and necessary for such other Party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby.

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7.	Indemnification

7.1	Remedies

a)	Seller shall indemnify, defend and hold harmless each of Purchaser, its Affiliates (including, from and after the Closing, the Company and its Subsidiaries), and their respective officers, directors, employees, equityholders, representatives, consultants and other agents (collectively, the “Purchaser Indemnified Persons”) from and against any Losses incurred or sustained by any Purchaser Indemnified Person arising out of, resulting from, relating to or otherwise in respect of: (i) a breach or non-fulfilment of any of the Seller’s Representations, (ii) a breach or failure by Seller to perform any of its covenants or agreements contained in this Agreement, (iii) all Liabilities of the Company and its Subsidiaries relating to or arising out of the period prior to the Closing to the extent not expressly included in the calculation of the Net Liability Adjustment Amount, (iv) all Liabilities arising after the Closing Date and relating to (A) the Restructuring, (B) the Restructuring Plan or (C) the Development Program Assets and other assets or properties not retained by the Company and its Subsidiaries in accordance with the Restructuring Plan and not paid by Seller in accordance with Section 6.3 or otherwise reflected in the Net Liability Adjustment Amount and to the extent not caused by the willful misconduct or gross negligence of Purchaser or the Company or any of its Subsidiaries and, solely with respect to (A) and (B) above, until the end of the PCI Period, (v) the breach, default, amendment, waiver or termination, or other failure to be in full force and effect, of any IP Contract or license agreement (including the Ferrer License and Supply Agreement) or other Contract under which the Company or any of its Subsidiaries has rights to market, distribute or sell any of the Products occurring prior to Closing, (vi) the Development Program Assets, and/or (vii) all Seller Taxes, provided, that Seller will not be required to indemnify the Purchaser Indemnified Persons for reductions in any Tax Attributes resulting from the Purchaser’s purchase of the Shares pursuant to this Agreement. The Seller will not be required to indemnify the Purchaser Indemnified Persons with respect to the portion of any Seller Taxes attributable to a Pre-Closing Tax Period that are reduced under applicable Law and not required to be paid by reason of net operating loss carryovers, Tax credits and similar Tax Attributes of the Company arising in a Pre-Closing Tax Period.

b)	Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, equityholders, representatives, consultants and other agents (collectively, the “Seller Indemnified Persons”) from and against any Losses incurred or sustained by any Seller Indemnified Person arising out of, resulting from, relating to or otherwise in respect of (i) a breach or non-fulfilment of any of the Purchaser’s Representations and/or (ii) a breach or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement to the extent (A) not caused by the willful misconduct or gross negligence of any Seller Indemnified Person and (B) with respect to a breach of Section 6.1.1, relating to the compliance by Purchaser and its Affiliates with any Business and Marketing Plan approved by any Seller member of the BM Committee or any Restructuring Budget approved by any Seller member of the PCI Committee.

7.2	Compensation in cash

A Purchaser Indemnified Person or Seller Indemnified Person (each, in such capacity, an “Indemnified Person”) is entitled to request from the Party from which indemnification is sought in accordance with this Section 7.2 (the “Indemnitor”) compensation in cash by payment of an amount necessary to compensate such Indemnified Person for all applicable Losses.

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7.3	Definition of Losses

“Losses” means any and all losses, Proceedings, claims, Liabilities, damages, awards, Taxes, fines deficiencies, expenses, (including court costs and reasonable fees and expenses of attorneys, accountants, consultants and other experts), including interest, penalties, and all amounts paid in investigation, defense or settlement of any of the foregoing; provided, that (x) such Losses shall exclude (i) punitive or exemplary damages or Losses calculated by reference to any multiple of earnings, earnings before interest, tax, depreciation and/or amortization or any other financial metric or (ii) special, consequential or indirect damages or lost profits that are not the reasonably foreseeable result of a breach of this Agreement and (y) the limitations on Losses in (x)(i) and (x)(ii) above shall not apply to Third Party Claims for which any Party is obligated to indemnify another Person hereunder.

7.4	Claim Procedures

7.4.1	Other than for a Tax Proceeding, an Indemnified Person shall promptly give written notice (the “Claim Notice”) thereof to the Indemnitor after (a) becoming aware of a Loss for which the Indemnified Person intends to seek indemnification or (b) receipt by the Indemnified Person of notice of any claim or the commencement of any Proceeding against it by a Person other than an Indemnified Person (a “Third Party Claim”) which would reasonably be expected to result in a Loss for which the Indemnified Person is entitled to indemnification hereunder. The Claim Notice shall specify the basis for such Third Party Claim (including the claimed Loss and/or the asserted Liability) in reasonable detail therein, and shall indicate the amount (estimated, if necessary) of the Loss and/or asserted Liability that has been or is then anticipated to be suffered by the Indemnified Person. Subject to Section 8.3, the failure to provide (or promptly provide) a Claim Notice will not relieve the Indemnitor of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnitor demonstrates that the defense of a Third Party Claim is materially prejudiced by the Indemnified Person’s failure to give such Claim Notice.

7.4.2	Within twenty (20) Business Days after receipt of a Claim Notice relating to a claim other than a Third Party Claim, the Indemnitor shall deliver to the Indemnified Person a written response in which the Indemnitor will either: (a) agree that the Indemnified Person is entitled to receive all of the Losses at issue in the Claim Notice or (b) dispute the Indemnified Person’s entitlement to indemnification by delivering to the Indemnified Person a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Indemnitor fails to take either of the foregoing actions within twenty (20) Business Days after delivery of the Claim Notice, then the Indemnitor will be deemed to have irrevocably accepted the Claim Notice and the Indemnitor will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice. If the Indemnitor delivers an Objection Notice to the Indemnified Person within twenty (20) Business Days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with Section 7 and the other provisions of this Agreement.

7.4.3	Third Party Claims

a)	Any Indemnitor shall be entitled to, at its sole cost and expense, contest, defend and assume the defense of any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as the Indemnitor notifies the Indemnified Person in writing within fifteen (15) days after the Indemnified Person has given a Claim Notice that the Indemnitor shall assume the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnitor shall not have the right to assume control of such defense if the Third Party Claim which the Indemnitor seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or (iii) involves a claim that, in the good faith judgment of the Indemnified Person, the Indemnitor failed or is failing to vigorously prosecute or defend.

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b)	So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 7.4.3a): (a) the Indemnified Person may retain separate co-counsel, which shall be at its sole cost and expense unless the Indemnified Person reasonably believes a conflict of interest exists (in which case the reasonable fees and expenses of such co-counsel shall be Losses of such Indemnified Person), and participate in the defense of the Third Party Claim and (b) the Indemnitor will not consent to the entry of any Order sought to be entered by a Government Entity or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (not to be withheld, delayed or conditioned unreasonably). Notwithstanding the foregoing, the Indemnified Person shall have no obligation of any kind to consent to the entrance of any Order or into any settlement (A) unless such Order or settlement (x) is for only money damages, the full amount of which shall be paid by the Indemnitor and (y) includes, as a condition thereof, an express, unconditional release of the Indemnified Person and any of its applicable Affiliates from any Liability or with respect to such Third Party Claim or (B) if such Order or settlement would be reasonably expected, in the good faith judgment of the Indemnified Person, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Person or its Affiliates.

c)	In the event the Indemnitor does not conduct the defense in accordance with Section 7.4.3a), the Indemnified Person may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that the Indemnitor may participate in such defense at its own expense.

7.5	Assistance

7.5.1	In connection with the Third Party Claims, the Indemnified Person shall provide the Indemnitor with all information and assistance reasonably requested by the Indemnitor for its assessment of any claims, including the right of Seller to review the books, records, files and systems of the Company or any of its Subsidiaries to the extent related to the possible Third Party Claim (which information shall be deemed Confidential Information).

8.	General Exclusions and Limitations

8.1	Limitation of Liability

Notwithstanding anything herein to the contrary, no Indemnified Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Person has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

8.2	Monetary limits

All indemnity obligations of Seller or Purchaser pursuant to Section 7 shall be uncapped.

8.3	Time Limits

a)	The representations, warranties, covenants and agreements of Seller contained in this Agreement shall survive the Closing for eighteen (18) months following the Closing Date (the “General Survival Date”), except that (i) the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.8 and 4.11 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations, giving effect to any extensions thereof (the “Fundamental Representation Survival Date”), and (ii) the covenants and agreements of Seller to be performed in whole or in part after the Closing shall survive for twelve (12) months after they are fully performed.

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b)	The representations, warranties, covenants and agreements of Purchaser contained in this Agreement shall survive the Closing until the General Survival Date, except that (i) the representations and warranties of Purchaser set forth in Sections 5.1, 5.2 and 5.3 shall survive until the Fundamental Representation Survival Date and (ii) the covenants and agreements of Purchaser to be performed in whole or in part after the Closing shall survive for twelve (12) months after they are fully performed (other than those covenants and agreements set forth in Section 6.3 that shall survive for three (3) years after the Closing Date).

c)	Notwithstanding the foregoing Sections 8.3a) and 8.3b), if an Indemnified Person delivers to an Indemnitor a Claim Notice in respect of a representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, then the applicable representation, warranty, covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.

9.	Purchaser’s Guarantor

9.1.1	Purchaser’s Guarantor hereby irrevocably guarantees to Seller the obligation of the Company to pay the Guaranteed Payment Amount in accordance with Section 2.5.2. This guaranty may be enforced for money damages only. In no event shall Purchaser’s Guarantor’s aggregate liability under this Section 9 exceed an amount equal to the Guaranteed Payment Amount minus any portion of the Guaranteed Payment Amount previously paid to Seller. Purchaser’s Guarantor hereby waives any rights it may have to require Seller to proceed first against or claim payment from the Company.

9.1.2	The guaranty under this Section 9 shall terminate and be of no further force or effect upon the payment in full of the Guaranteed Payment Amount to Seller.

10.	Tax Matters

10.1	Straddle Period

In the case of any Straddle Period, (a) the amount of any sales or use Tax, value-added Tax, employment Tax, withholding Tax and any Tax based on or measured by income, profits or receipts, in each case, imposed upon or payable by or with respect to the Company or any of its Subsidiaries for any Pre-Closing Straddle Period shall be determined based on an interim closing of the books of each of the Company or any of its Subsidiaries as of the end of the Closing Date (and, for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and (b) the amount of any Taxes other than a sales or use Tax, value-added Tax, employment Tax, withholding Tax or Tax based on or measured by income, profits or receipts Taxes of the Company or any of its Subsidiaries for any Pre-Closing Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Pre-Closing Straddle Period; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata per-diem basis.

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10.2	Cooperation on Tax Matters

10.2.1	Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as conducted by the Company or any of its Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest or for the prosecution or defense of any Proceeding relating to Tax matters (including, for the avoidance of doubt, any Tax Proceeding controlled by the Seller under Section 10.4).

10.2.2	Notwithstanding anything to the contrary in this Agreement, each of Seller and Purchaser shall retain, and shall cause the Company and each of its Subsidiaries to retain, all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company and each of its Subsidiaries for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, plus any extensions, and (b) six years following the due date for such Tax Returns plus any extensions. After such time, before Seller or Purchaser disposes of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given an opportunity, after ninety (90) days’ prior written notice, to remove and to retain all or any part of such documents as such other Party may elect (at such other Party’s expense). Any information obtained under this Section 10.2.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. In addition, from and after the Closing Date, Purchaser shall provide such access to Seller (after reasonably detailed prior notice and during normal business hours) to the books, records, documents and other information relating to the Business as conducted by the Company or any of its Subsidiaries as is reasonably necessary for Seller to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, Tax audit, Tax protest, Proceeding or answer.

10.2.3	Seller and Purchaser shall make themselves (and the employees of the Company and each of its Subsidiaries and the Purchaser, respectively) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 10.2.

10.3	Tax Returns

Seller shall, or shall cause the Company to, prepare and file or otherwise furnish in proper form to the appropriate Tax Authority in a timely manner all Tax Returns relating to the Company and each of its Subsidiaries that relate to any Pre-Closing Tax Period that are required to be filed on or before the Closing Date, and Purchaser shall, or shall cause the Company to, prepare and file or otherwise furnish in proper form to the appropriate Tax Authority in a timely manner all Tax Returns relating to the Company and each of its Subsidiaries for all Straddle Periods and for all Tax Returns due after the Closing Date; provided, however, that each such preparing Party shall (a) give the other Party, in the case of Income Tax Returns, forty five (45) days and, in the case of all other Tax Returns, seven (7) Business Days, in which to review a draft of such Tax Returns before filing and (b) in each case, shall work in good faith with the other Party to address any concerns of such Party related to such Tax Returns, provided, that Purchaser shall not be required to provide to Seller any Tax Returns filed after the Closing Date that do not relate to a Pre-Closing Tax Period or Straddle Period. Tax Returns of the Company and each of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period will be prepared in a manner consistent with past practices except as required by applicable Law. Any disputes regarding the preparation of Tax Returns of the Company or any of its Subsidiaries pursuant to this Section 10.3 shall be resolved by the Neutral Expert in accordance with requirements and the procedures set forth in Section 2.4b) (mutatis mutandis). Seller shall be responsible for any Taxes shown as due and payable on any Tax Return for any Pre-Closing Tax Period and for its portion of any Pre-Closing Straddle Period as set forth in Section 10.1 of this Agreement.

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10.4	Contests

10.4.1	Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand (the “Recipient”), shall notify the other Parties in writing within ten (10) Business Days of receipt by the Recipient of written notice of any pending or threatened, adjustments, assessments, examinations or Proceedings (whether judicial or administrative) which may affect the Tax Liability of such other Party or may give rise to an indemnification payment under Section 7.1a) or Section 7.1b) by such other Party (a “Tax Proceeding”); provided, that failure to give such notice (or the provision of notice that is not in sufficient detail to notify the other Party of the nature of the Tax Proceeding) shall not void any indemnification obligation hereunder except to the extent such failure to give proper notice materially and adversely affects the other Party’s right to participate in and contest the Tax Proceeding.

10.4.2	Notwithstanding any other provision of this Agreement, Seller shall have the sole right in its discretion to elect to control and defend, at Seller’s expense, any Tax Proceeding instituted by or against a Tax Authority in respect of any Pre-Closing Tax Periods (including any settlement or disposition thereof) if Purchaser could make a claim for indemnification with respect to such Tax Proceeding; provided, that (a) Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, and (b) Seller shall keep Purchaser informed regarding the progress and substantive aspects of such Tax Proceeding, promptly deliver to Purchaser copies of any correspondence or other documents received from or submitted to the Tax Authority in connection with such Tax Proceeding and, upon the reasonable request of Purchaser, shall consult with Purchaser from time to time regarding the conduct of such Tax Proceeding; provided, further, that Seller shall not consent to the entry of any judgment, or settle, compromise or discharge any such Tax Proceeding without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed). After the Closing, Purchaser shall promptly notify Seller in writing upon receiving notice from any Tax Authority of the commencement of any such Tax Proceeding; provided, that the failure of Purchaser to give prompt written notice shall not relieve Seller from its obligations under this Agreement (including its obligations with respect to any Seller Taxes) except to the extent Seller is actually and materially prejudiced thereby. If Seller wishes to control such Tax Proceeding in accordance with this Section 10.4, Seller shall notify Purchaser in writing within seven (7) days after receiving written notice of the commencement of such Tax Proceeding from Purchaser, of Seller’s agreement to control and defend such Tax Proceeding at Seller’s expense. If Seller provides such written notice, Purchaser shall take all commercially reasonable actions necessary to enable Seller to exercise its control rights as set forth in this Section 10.4. If Seller fails to deliver such notice to Purchaser within such seven (7) day period, (x) Purchaser shall be entitled to control and defend such Tax Proceeding, (y) Seller shall pay all third-party costs (including reasonable attorneys and third-party advisor fees) reasonably incurred by Purchaser and its Affiliates to defend such Tax Proceeding, and (z) Purchaser shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax Proceeding, promptly deliver to Seller copies of any material correspondence or other material documents received from or submitted to the Tax Authority in connection with such Tax Proceeding and, upon the reasonable request of Seller, shall consult with Seller from time to time regarding the conduct of such Tax Proceeding; provided, further, that Purchaser shall not consent to the entry of any judgment, or settle, compromise or discharge any such Tax Proceeding without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this Section 10.4 directly conflicts with any provision of Section 7, this Section 10.4 shall govern.

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10.5	Transfer Taxes

Notwithstanding any other provision of this Agreement, all Taxes with respect to any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and any other Taxes arising directly or indirectly from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Seller. Each of the Parties shall (a) file any Tax Returns required to be filed by it with respect to any such Transfer Taxes and (b) cooperate as reasonably requested by the other Parties and (c) keep the other Parties reasonably informed in relation to any Transfer Taxes.

10.6	Purchase Price Adjustment

Except to the extent otherwise required by applicable Law, any payment made pursuant to this Section 10 or Section 7 shall be treated as an adjustment to the Initial Purchase Price for all Tax purposes. Each of Purchaser and Seller shall notify the other Party if such Party or any of its Affiliates receives notice that any Tax Authority proposes to treat any indemnity payment under this Agreement as other than an adjustment to the Initial Purchase Price for Tax purposes.

10.7	Tax Sharing Contracts

All Tax-sharing or similar Contracts (“Tax Sharing Contracts”) with respect to or involving the Company or any of its Subsidiaries shall be terminated as of the Closing Date, and, after the Closing Date, none of the Company or any of its Subsidiaries shall be bound thereby or have any Liability thereunder.

10.8	Section 338(g) Election

Purchaser shall have the right in its sole discretion to make, or to cause its Affiliates to make, an election under Section 338(g) of the Code (“Section 338(g) Election”) with respect to the Company. Purchaser shall be liable for, and shall reimburse Seller for, any increased Tax which is due by Seller solely attributable to or solely resulting from the Section 338(g) Election and which, but for such election, would not otherwise be payable by Seller.

11.	Miscellaneous

11.1	Interpretation

11.1.1	The table of contents, headings and sub-headings are for convenience purposes only and shall not affect the interpretation of this Agreement.

11.1.2	Unless otherwise expressly set forth in this Agreement, a reference to

a)	a “Section”, or “Schedule” is a reference to a section or schedule of this Agreement;

b)	a “document” or “agreement” includes that document or agreement as amended, supplemented, novated, replaced, waived or modified in any other way from time to time;

c)	the words “hereby”, “herein”, “hereof” or “hereunder” are a reference to this Agreement in whole and not a specific provision of this Agreement;

d)	the words “including”, “includes”, “in particular” or “such as” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to express limitation in any way;

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e)	terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

f)	a “Person” or “party” is a reference to a natural person or a legal entity, as applicable;

g)	a “provision of law” or “Law” includes that provision as amended, consolidated, supplemented, re-enacted or replaced from time to time and includes any subordinate legislation and its amendments;

h)	references herein to any gender includes each other gender; and

i)	“writing” is a reference to written form unless otherwise expressly set forth in this Agreement.

11.1.3	This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement.

11.1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

11.1.5	All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

11.2	Third-party beneficiary

Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Indemnified Persons (who are express and intended third party beneficiaries of Sections 7 and 8) and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.3	Public announcements, access to information

11.3.1	Subject to mandatory disclosures under applicable Law, any rule or regulation of any securities exchange or listing agreement, no Party shall release any announcement relating to this Agreement or the transactions contemplated hereby unless the form and content of such announcement has been submitted to, and agreed to by, the other Parties hereto.

11.3.2	Promptly after this Agreement has been signed by all Parties, Purchaser’s Guarantor may submit a filing to a Government Entity (including any national securities exchange) to publicly disclose the fact that the Parties have entered into an agreement pertaining to the sale and transfer of the Shares in accordance with applicable Law, rules and regulations of such securities exchange, provided, that Purchaser’s Guarantor shall consult with Seller prior to making such disclosure, and, to the extent reasonably practicable under the circumstances, give Seller the opportunity to review and comment upon any such disclosure prior to making any filings with any such Government Entity.

11.4	Notices and communication

11.4.1	Communication in writing

Any communication to be made by one Party to another under or in connection with this Agreement shall be made in writing and delivered by hand, by registered mail, by courier or by fax or email.

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11.4.2	Addresses

Any communication under or in connection with this Agreement shall be made to the relevant Party at the address, fax number or email address and to the attention of the department or individual set out below.

The initial address, fax number, department or individual specified by each Party are set out below:

a)	If to Seller:

To:	Maruho Co., Ltd.

Attention:	[***]

Address:	[***]

Fax:	[***]

Email:	[***]

With a courtesy copy, which shall not constitute notice, to:

To:	Baker & McKenzie LLP

Attention:	[***]

Address:	[***]

Fax:	[***]

Email	[***]

b)	If to Purchaser and Purchaser’s Guarantor:

To:	Biofrontera Newderm LLC

Address:	c/o Biofrontera AG Hemmelrather Weg 201 D-51377 Leverkusen, Germany

Attention:	[***]

Fax:	[***]

Email	[***]

With a courtesy copy, which shall not constitute notice, to:

To:	McGuireWoods LLP

Attention:	1251 Avenue of the Americas, 20th Floor, New York, NY 10020-1104

Address:	[***]

Fax:	[***]

Email	[***]

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c)	If to the Company:

To:	Cutanea Life Sciences, Inc.

Address:	c/o Biofrontera AG Hemmelrather Weg 201 D-51377 Leverkusen, Germany

Attention:	[***]

Fax:	[***]

Email	[***]

11.4.3	Change of contact information

Each Party shall notify the other Party by notice served in accordance with Section 11.4.2 if the initial or notified contact information is no longer an appropriate contact information for the service of notices. Until such notification, the contact information as determined hitherto shall be relevant.

11.4.4	Delivery

Any communication to be made by one Party to another under or in connection with this Agreement shall be effective upon receipt, which shall be deemed to have been given:

a)	at time of delivery if delivered by hand, registered mail or courier;

b)	at transmission if delivered by fax, provided that the Person sending the fax shall have received a transmission receipt confirming a successful transmission thereof; or

c)	at transmission if delivered by email, provided that transmission shall not be effective if the Person sending the email receives a notification that such transmission was unsuccessful.

11.5	Language

Any communication to be made by one Party to another under or in connection with this Agreement shall be in English.

11.6	Costs and expenses

11.6.1	General

Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein unless otherwise expressly set forth in this Agreement.

11.6.2	Other fees and public charges

Any other sales or transfer taxes, stamp duties, fees, registration duties or other charges in connection with any regulatory requirements and other similar charges and costs payable in connection with the execution of this Agreement and the performance of the transactions contemplated herein shall be borne by the Seller.

11.7	Intentionally Omitted.

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11.8	Entire Agreement

This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any prior oral or written negotiations and understandings between the Parties with respect to the subject matter hereof.

11.9	Amendments

Unless otherwise expressly set forth in this Agreement, any provision of this Agreement (including this Section 11.9) may be amended or waived only if such amendment or waiver is effected by written instrument executed by the Parties and Purchaser’s Guarantor explicitly referring to this Agreement.

11.10	Remedies and waivers

No failure to exercise or delay in exercising any right or remedy under this Agreement by any Party shall constitute a waiver. Any single or partial exercise of any right or remedy under this Agreement by any Party shall not prevent any further or other exercise thereof.

11.11	Assignment

No Party is entitled to assign, delegate or otherwise transfer any rights, claims or obligations under this Agreement, in whole or in part, without the prior written consent of each other Party.

11.12	No set-off or retention

Except as set forth in Section 2.4(c), no Party shall have the right to set off any amounts due and payable under this Agreement against any other amounts due and payable under this Agreement without the prior written consent of the other Party.

11.13	Severability

Should any individual provision of this Agreement be or become wholly or partially invalid, or should there prove to be an omission herein, this shall not affect the validity of the remaining provisions. In the place of the invalid or impracticable provision or in order to fill the gap, the Parties undertake to agree on an appropriate provision that, to the extent legally permissible, comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement had they considered the matter at the outset. This shall also apply if the invalidity of a provision results from a measure of performance or time set as a standard in this Agreement. In such cases, a legally valid measure of performance or time which comes as close as possible to that originally agreed shall be deemed to be agreed upon instead.

11.14	Counterparts

This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15	Applicable law

This Agreement is governed by and construed in accordance with the laws of New York (excluding its conflict of laws rules).

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11.16	Arbitration

11.16.1	Any dispute arising from or in connection with this Agreement or the validity thereof or its consummation shall be finally settled in accordance with the arbitration rules of International Chamber of Commerce (ICC) – in the form as applicable at the time of filing an arbitration claim – without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators appointed in accordance with such rules, fluent in the English language. The venue of the arbitration shall be Washington D.C., USA. The International Chamber of Commerce (ICC) shall determine the applicable form of the arbitration rules. The language of the arbitral proceedings shall be English. The arbitration shall be governed by the substantive laws of the State of New York. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrators may be enforced by any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent any party from seeking any provisional/preliminary relief (including, but not limited to, injunctions, attachments or other such orders in aid arbitration) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Any award rendered by the arbitrators shall be final and binding on the parties, and each party hereto waives to the fullest extent permitted by Law any right it may otherwise have under the laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the parties or their assets. Whether to consolidate two or more arbitration proceedings shall be subject to the final approval of the arbitration panel constituted in the arbitration that is filed first. The parties shall be obligated to pay the attorneys’ fees and costs and all other costs of arbitration in accordance with the respective proportion of the total liability or the amount of losses in the dispute, as determined by the arbitrators.

11.16.2	In the event mandatory applicable Law requires any matter arising from or in connection with this Agreement and its consummation to be decided upon by a court of law, each of the Parties (a) submits to the exclusive general jurisdiction of United States District Court for the Southern District of New York (the “Chosen Court”) and any federal appellate court therefrom located within the State of New York (or, only if the Chosen Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of New York) in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.4. Nothing in this Section 11.16.2, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. In furtherance of the foregoing, each of the Parties hereby waives personal service of process upon it and consents that a service of process in connection with a Proceeding may be made by certified or registered mail, return receipt requested, directed to the Seller at its address last specified for notices under this Agreement, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

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11.17	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.	Definitions. As used in this Agreement:

12.1	“2022 Earnout Payment Date” has the meaning set forth in Section 2.5.2a).

12.2	“2022 Guaranteed Payment Amount” has the meaning set forth in Section 2.5.2a).

12.3	“2022 Start-Up Cost Amount” has the meaning set forth in Section 2.5.2a).

12.4	“2023 Earnout Payment Date” has the meaning set forth in Section 2.5.2b).

12.5	“Accounts Payable” means the accounts payable of the Company and its Subsidiaries to third parties as reflected in their financial statements that arise from bona fide transactions in the Ordinary Course of Business.

12.6	“Accounts Receivable” means the accounts receivable of the Company and its Subsidiaries from third parties as reflected in their financial statements that are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet, in each case that arise from bona fide transactions in the Ordinary Course of Business.

12.7	“Affiliate” means, with respect to any person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person. For the avoidance of doubt, the Company shall be an “Affiliate” of Seller for all periods at or prior to the Closing and an “Affiliate” of Purchaser for all periods following the Closing.

12.8	“Aggregate Earnout Amount” has the meaning set forth in Section 2.5.3b).

12.9	“Aggregate Product Profit Amount” has the meaning set forth in Section 2.5.3b).

12.10	“Agreement” has the meaning set forth in the Preamble.

12.11	“Aktipak” has the meaning set forth in the Preamble.

12.12	“Annual Earnout Amount” has the meaning set forth in Section 2.5.3a).

12.13	“Annual Product Profit Amount” has the meaning set forth in Section 2.5.3a).

12.14	“A/R Adjustment Amount” means, as of the specified date of calculation, the sum of the (i) Accounts Receivable minus (ii) Accounts Payable.

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12.15	“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective bargaining, multiemployer, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, Contract, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of the Company, any of its Subsidiaries or any of its ERISA Affiliates entered into, maintained or contributed to by the Company, any of its Subsidiaries or any of its ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates is obligated to contribute.

12.16	“BM Committee” has the meaning set forth in Section 6.4.

12.17	“Books and Records” means all books, financial ledgers, files, reports, plans, records, manuals and other materials, and all advertising materials, catalogs, market surveys, market or business research, research and development files, business plans, correspondences, mailing lists, customer or client lists, vendor or supplier lists, customer or client leads, customer or client complaints and inquiries, maintenance files, price lists, distribution lists, media materials, financial and accounting information and records, copies of Tax Returns, sales order files, and litigation files and other information, in each case, of or maintained by the Company or any of its Subsidiaries, whether in written, printed, electronic or computer printout form and regardless of where stored.

12.18	“Business” has the meaning set forth in the Preamble.

12.19	“Business and Marketing Plan” has the meaning set forth in Section 6.4.2.

12.20	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Frankfurt am Main, Germany, Osaka, Japan, or New York, New York, U.S.A, are authorized or obligated by Law or executive order to close.

12.21	“Cash” means all cash and cash equivalents of the Company, including marketable securities, short term investments and all checks, transfers and funds written, made or payable to or for the benefit of the Company that have not yet been received or which have not cleared calculated in accordance with GAAP and the practices and methodologies of the Company used in the preparation of the Financial Statements.

12.22	“Cash Amount” means, as of a specific date, the amount of Cash as of 11:59 PM on the Business Day immediately prior to such date.

12.23	“Change of Control” means (i) the sale or transfer of 50% or more of the shares of voting stock of the Company to any Person other than Purchaser or any of its Affiliates, (ii) the merger, consolidation or other business combination between the Company and another Person in which, immediately following the transaction, Purchaser and its Affiliates own less than 50% of the shares of voting stock of the Company, (iii) a sale of all or substantially all of the assets of the of the Company or the Purchaser (including, if such a transaction would constitute a sale of all or substantially all of the Company’s assets, in connection with the sale or transfer of Equity Interests of, or a merger, consolidation or other business combination involving, or the sale of assets of, any one or more of Purchaser’s Subsidiaries), in each case, in one transaction or in a series of related transactions.

12.24	“Chosen Court” has the meaning set forth in Section 11.16.2.

12.25	“Claim Notice” has the meaning set forth in Section 7.4.1.

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12.26	“Closing” has the meaning set forth in Section 3.1.

12.27	“Closing Cash Amount” means the amount of Cash as of 11:59 PM on the Business Day immediately prior to the Closing.

12.28	“Closing Date” has the meaning set forth in Section 3.1.

12.29	“Code” means the Internal Revenue Code of 1986, as amended.

12.30	“Company” has the meaning set forth in the Preamble.

12.31	“Competitive Business” has the meaning set forth in Section 6.6.1.

12.32	“Confidential Information” has the meaning set forth in Section 6.56.5.

12.33	“Consent” means any consent, approval, waiver, clearance, authorization, notice or filing.

12.34	“Contracts” means all agreements, contracts, leases and subleases, licenses, arrangements and commitments, whether written or oral.

12.35	“Control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

12.36	“Development Program Assets” has the meaning set forth in Section 6.7.

12.37	“Dispute Period” has the meaning set forth in Section 2.5.3a).

12.38	“Disputed Item” has the meaning set forth in Section 2.5.3a).

12.39	“Earnout Amount” has the meaning set forth in Section 2.5.1b).

12.40	“Earnout Calculation” has the meaning set forth in Section 2.5.3a).

12.41	“Employees” means all current employees of the Company and each Subsidiary.

12.42	“Encumbrance” means any lien, pledge, charge, assessment, claim, encumbrance, security interest, attachment, levy, option, put or call, mortgage, deed of trust, easement, right-of-way, covenant, restriction, lease, license, reservation of rights, right of first refusal or offer, right of setoff, proxy, power-of-attorney, voting agreement or other restriction or third party right of any kind.

12.43	“Environmental Claim” means any Proceeding by or from any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

12.44	“Environmental Law” means any applicable Law, and any Order or Contract with any Government Entity (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

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12.45	“Environmental Permit” means any Permit, Consent, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

12.46	“Equity Interest” means any capital stock, partnership, member or similar interest in any Person, any option, warrant, right (including any preemptive right), or security (including any debt security) convertible, exchangeable or exercisable therefor or containing any equity appreciation features, profit participation features, equity appreciation rights or phantom equity features or similar features, plans or rights.

12.47	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

12.48	“ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (d) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes the Company or any of its Affiliates.

12.49	“Estimated Cash Amount” means, as of a specific date, the Company’s good faith estimate of the Cash Amount prepared in accordance with the definition of the Cash Amount as of such date.

12.50	“Estimated Closing Cash Amount” means the Company’s good faith estimate of the Closing Cash Amount prepared in accordance with the definition of the Closing Cash Amount.

12.51	“Estimated Pre-Closing Liability Adjustment Amount” means an amount, which may be a positive or a negative, equal to the sum of (a) the Estimated Pre-Closing Liability Amount minus (b) the Estimated Closing Cash Amount.

12.52	“Estimated Pre-Closing Liability Amount” means the Company’s good faith estimate of the Pre-Closing Liability Amount prepared in accordance with the definition of Pre-Closing Liability Amount.

12.53	“Estimated Restructuring Costs” has the meaning set forth in Section 6.3.3.

12.54	“FDA” means the United States Food and Drug Administration.

12.55	“FDA Law” means any binding Law relating to any FDA regulated product, including but not limited to the Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. and its implementing regulations.

12.56	“Ferrer License and Supply Agreement” shall mean that certain License and Supply Agreement, dated March 10, 2014, by and between Medimetriks Pharmaceuticals, Inc. (as predecessor in interest to the Company) and Ferrer Internacional, S.A., as amended from time to time, and all agreements between the Company and Ferrer International S.A. related thereto, incorporated therein or entered in connection therewith.

12.57	“Final Working Capital Adjustment Amount” means an amount equal to the sum of (i) the absolute value of the sum of (a) Net Operating Costs, plus (b) the A/R Adjustment Amount if such amount is a negative number, minus (ii) the sum of the Total Working Capital Amount, plus (iii) the A/R Adjustment Amount, if such amount is a positive number, in each case calculated as of the last day of the Working Capital Period.

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12.58	“Financial Statements” has the meaning set forth in Section 4.4.

12.59	“Fundamental Representation Survival Date” has the meaning set forth in Section 8.3a).

12.60	“General Survival Date” has the meaning set forth in Section 8.3a).

12.61	“Government Entity” means any (a) international, multinational, federal, state, regional, local or foreign government, governmental or public department, central bank, court, tribunal, arbitrator, commission, board, bureau, official, agency, administrative or regulatory body, licensing board or other governmental entity, (b) quasi-governmental or private entity exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, (c) self-regulatory organization or securities exchange and (d) subdivision, agent, commission, board, or authority of any of the foregoing.

12.62	“Guaranteed Payment Amount” has the meaning set forth in Section 2.5.2.

12.63	“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

12.64	“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital or, net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties, interest and additions to Tax.

12.65	“Income Tax Return” means any Tax Return relating to Income Taxes.

12.66	“Indebtedness” means, as of any date of determination (without duplication) with respect to any Person, any (a) loans, credit lines or other obligations of such Person relating to indebtedness for borrowed money, (b) obligations or Liabilities of such Person evidenced by bonds, notes, debentures or similar instruments, (c) obligations or Liabilities of such Person under any letter of credit (or reimbursement agreements in respect thereof), banker’s acceptance or similar credit transaction, (d) obligations or Liabilities of such Person for the deferred purchase price of property, assets or services (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business), (e) obligations or Liabilities of such Person in respect of interest under any existing interest rate swap or hedge agreement, (f) deficit, unfunded amount, withdrawal liability or other Liability of such Person in respect of any plan, Contract or arrangement (including any pension plan or other Benefit Plan), (g) obligations or Liabilities for Taxes, (h) indebtedness of others secured by an Encumbrance on any asset of such Person (whether or not such indebtedness is assumed by such Person), (i) to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person, and (j) in each of the foregoing cases, together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, costs, expenses, fees and penalties.

12.67	“Indemnified Person” has the meaning set forth in Section 7.2.

12.68	“Indemnitor” has the meaning set forth in Section 7.2.

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12.69	“Intellectual Property” means: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and Software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property or proprietary rights.

12.70	“Interim Balance Sheet” has the meaning set forth in Section 4.4.

12.71	“Interim Costs” has the meaning set forth in Section 6.3.7a).

12.72	“Inventory” means all inventory, merchandise, finished goods, work-in-process goods, raw materials, packaging, labels, supplies and other personal property for use in sales to other Persons that are maintained, held or stored by or for the Company or any of its Subsidiaries.

12.73	“Investments” means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any obligations, Indebtedness or Equity Interests of any Person.

12.74	“IP Contract” has the meaning set forth in Section 4.3.2.

12.75	“Law” means any (a) law, constitution, treaty, statute, ordinance, rule, regulation, code, principle of common and civil law and equity, (b) Order, or (c) policy, practice, guideline or guidance document of any Government Entity which, even if not actually having the force of law, is considered by such Government Entity as requiring compliance as if having the force of law.

12.76	“Leased Real Property” means the Company’s facilities located at 1500 Liberty Ridge Drive Suite 3000 Wayne, PA 19087, United States of America.

12.77	“Liabilities” or “Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence, common law, statute, rule or regulation or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

12.78	“Liquidation” shall mean a liquidation, dissolution or winding up of the affairs of the Company and its Subsidiaries.

12.79	“Losses” has the meaning set forth in Section 7.3.

12.80	“Master Services Agreement” means that certain Master Services Agreement, dated as of October 30, 2018 but effective as of October 1, 2015, between Seller and the Company.

12.81	“Monthly Cash Target Amount” means an amount equal to Four Million Six Hundred Thousand United States Dollars (U.S. $4,600,000).

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12.82	“Net Operating Costs” means an amount equal to the sum of the Company’s and its Subsidiaries’ (a) gross revenues minus (b) actual out-of-pocket operating expenses incurred in the Ordinary Course of Business, in each case during the Working Capital Period and excluding any Restructuring Costs.

12.83	“Net Liability Adjustment Amount” means an amount, which may be positive or negative, equal to the sum of (a) the Pre-Closing Liability Amount minus (b) the Closing Cash Amount.

12.84	“Neutral Expert” has the meaning set forth in Section 2.4b).

12.85	“Neutral PCI Expert” has the meaning set forth in Section 6.3.7a).

12.86	“Objection Notice” has the meaning set forth in Section 7.4.2.

12.87	“Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination, decision, award or other similar pronouncement enacted, issued, promulgated, enforced or entered by or with any Government Entity.

12.88	“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are reasonable and customary, are consistent in nature, scope and magnitude with the past practices of such Person, and are taken in the ordinary course of the normal, day-to-day operations of such Person.

12.89	“Party” or “Parties” has the meaning set forth in the Preamble.

12.90	“PCI Committee” has the meaning set forth in Section 6.3.2.

12.91	“PCI Deadlock” has the meaning set forth in Section 6.3.5.

12.92	“PCI Period” has the meaning set forth in Section 6.3.1

12.93	“Pefcalcitol Agreement” means that certain license agreement, dated October 1, 2015 by and between Seller and the Company, pursuant to which Seller granted certain rights to the Company in relation to products containing pefcalcitol.

12.94	“Permit” means any license, permit, franchise, certificate, registration, Order, consent, waiver, clearance, variance, grants, authorization or other approval issued by or obtained from a Government Entity.

12.95	“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes and assessments not yet due and payable, (b) Encumbrances of employees and laborers for current wages not yet due arising by operation of law and incurred in the Ordinary Course of Business, (c) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business not yet due and payable, and (d) restrictions not materially affecting the present use or value of such assets or properties.

12.96	“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

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12.97	“Pre-Closing Liabilities” means the Liabilities of the Company and each of its Subsidiaries that would be required in accordance with GAAP and the practices and methodologies of the Company used in the preparation of the Financial Statements to be set forth on a consolidated balance sheet of the Company as of 11:59 PM on the Business Day immediately prior to the Closing. For the avoidance of doubt, the Pre-Closing Liabilities shall include the Indebtedness of the Company and each of its Subsidiaries, regardless of whether or not such liabilities are required in accordance with GAAP and the practices and methodologies of the Company used in the preparation of the Financial Statements to be set forth on a balance sheet of the Company as of 11:59 PM on the Business Day immediately prior to the Closing but excluding Accounts Payable.

12.98	“Pre-Closing Liability Amount” means the amount of Pre-Closing Liabilities as of 11:59 PM on the Business Day immediately prior to the Closing.

12.99	“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date (excluding any Pre-Closing Straddle Period).

12.100	“Pre-Closing Straddle Period” means the portion of a Straddle Period that ends on the Closing Date, as determined in accordance with Section 10.1.

12.101	“Proceeding” means any action, claim, demand, suit, litigation, proceeding, arbitration, complaint, grievance, citation, summons, charge, subpoena, hearing, audit, inquiry or investigation of any nature (whether in law or equity and whether civil, criminal, regulatory or otherwise), by or before any Government Entity.

12.102	“Product Program Assets” means the Intellectual Property and associated Contracts and regulatory applications and documents relating to research, product development, clinical trials and marketing/research authorizations associated with the Products.

12.103	“Product Profit Amount” has the meaning set forth in Section 2.5.1a).

12.104	“Products” has the meaning set forth in the Preamble.

12.105	“Public Company” has the meaning set forth in 6.6.2.

12.106	“Purchaser” has the meaning set forth in the Preamble.

12.107	“Purchaser BM Members” has the meaning set forth in Section 6.4.1.

12.108	“Purchaser PCI Members” has the meaning set forth in Section 6.3.2.

12.109	“Purchaser’s Guarantor” has the meaning set forth in the Preamble.

12.110	“Recipient” has the meaning set forth in Section 10.4.1.

12.111	“Related Person” means Seller or any of its Affiliates (other than the Company), or any of the officers, directors, managers, employees or equityholders of Seller or any of its Affiliates, or any Affiliate of any of the foregoing (other than the Company).

12.112	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

12.113	“Restructuring Costs” means those expenditures incurred by the Company, its Subsidiaries, the Purchaser or its Affiliates directly arising from the implementation of the Restructuring Plan (including any Interim Costs unless such costs have been paid to Seller) but excluding any operating costs of the Company, its Subsidiaries, the Purchaser or its Affiliates incurred in the Ordinary Course of Business.

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12.114	“Secondment Agreement” means that certain Agreement Concerning Maruho Expatriates, dated as of October 1, 2015, by and between Seller and the Company.

12.115	“Seller” has the meaning set forth in the Preamble.

12.116	“Seller Adjustment” has the meaning set forth in Section 2.4c).

12.117	“Seller Adjustment Offset” has the meaning set forth in Section 6.3.5a).

12.118	“Seller BM Members” has the meaning set forth in Section 6.4.1.

12.119	“Seller PCI Members” has the meaning set forth in Section 6.3.2.

12.120	“Seller’s Representations” has the meaning set forth in Section 4.

12.121	“Seller Taxes” means (a) any Taxes imposed on or payable by Seller, or for which Seller may otherwise be liable, regardless of the Tax period to which such Taxes relate; (b) any Taxes imposed on or payable by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable under applicable Law, for any Pre-Closing Tax Period and for any Pre-Closing Straddle Period (as determined in accordance with Section 10.1); (c) any Taxes of any member of any affiliated group, combined group or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of state, local or non-U.S. Law (including any Liability for Taxes resulting from any “intercompany transaction” in respect of which gain was deferred pursuant to Treasury Regulation section 1.1502-13(a)(2) (or any predecessor thereof or any analogous or similar provision under state, local or non-U.S. Law)); (d) any Taxes of any other Person for which the Company or any of its Subsidiaries is or has been liable under applicable Law (or for which the Company or any of its Subsidiaries has an obligation to pay, fund or reimburse) for any Pre-Closing Tax Period and for any Pre-Closing Straddle Period, whether as a transferee or successor, by Contract or Law, or otherwise; (e) any Transfer Taxes; and (f) any Taxes incurred or sustained by any Purchaser Indemnified Person arising out of, resulting from, relating to or otherwise in respect of any payments required to be made to Seller pursuant to this Agreement.

12.122	“Shares” has the meaning set forth in the Preamble.

12.123	“Software” means all software, software versions and releases, and all source code, executable code, data, databases and related documentation.

12.124	“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

12.125	“Start-Up Costs” has the meaning set forth in Section 2.2.

12.126	“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

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12.127	“Tax” and, collectively “Taxes,” means: (a) any and all foreign, United States federal, state or local tax, including but not limited to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, capital, value added, transfer, franchise, profits, excess profits, license, withholding, payroll, employment, FICA, FUTA, social security, unemployment, stamp, excise, severance, stamp, real property, personal property, intangible property, inventory, healthcare or healthcare insurance, occupation, insurance, premium, environmental or windfall profit tax, customs, duty or other tax or other governmental fee, assessment or charge and including all obligations and Liabilities under applicable escheat or unclaimed property Laws, together with any related interest, penalty, addition to tax or additional amount imposed by any applicable Law or Tax Authority in connection therewith (whether disputed or otherwise); (b) any obligation or Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an any affiliated, combined, consolidated or unitary group for any taxable period; and (c) any obligation or Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion or otherwise) or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

12.128	“Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes) and any additional items described in Section 381 of the Code without reference to the conditions and limitations described therein.

12.129	“Tax Authority” means a Government Entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

12.130	“Tax Return” means any returns, statements, reports, elections, declarations, schedules, claims for refund, and forms (including estimated Tax or information returns and reports and including, where permitted or required, combined, unitary or consolidated returns) filed or required to be filed or furnished with respect to any Tax, including any supplement or attachment thereto and any amendment thereof.

12.131	“Tax Proceeding” has the meaning set forth in Section 10.4.1.

12.132	“Tax Sharing Contracts” has the meaning set forth in Section 10.7.

12.133	“Territory” has the meaning set forth in Section 6.6.

12.134	“Total Working Capital Amount” has the meaning set forth in Section 6.3.6a).

12.135	“Third Party Claim” has the meaning set forth in Section 6.6.

12.136	“Transfer Taxes” has the meaning set forth in Section 10.5.

12.137	“Working Capital Adjustment Amount” has the meaning set forth in Section 6.3.6a).

12.138	“Working Capital Notice” has the meaning set forth in Section 6.3.6a).

12.139	“Working Capital Period” has the meaning set forth in Section 6.3.6a).

12.140	“Xepi” has the meaning set forth in the Preamble.

(Remainder of this page intentionally left blank; signature page follows)

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SIGNATURES

Maruho Co., Ltd.:

Date:	March 25, 2019

/s/ [***]
Name:	[***]
Position:	[***]

[Signature Page to Share Purchase and Transfer Agreement]

Cutanea Life Sciences, Inc.:

Date:	March 25, 2019

/s/ [***]
Name:	[***]
Position:	[***]

[Signature Page to Share Purchase and Transfer Agreement]

Biofrontera Newderm LLC:

Date:	March 25, 2019

/s/ [***]
Name:	[***]
Position:	[***]

/s/ [***]
Name:	[***]
Position:	[***]

[Signature Page to Share Purchase and Transfer Agreement]

Biofrontera AG (solely for the purposes of Section 9):

Date:	March 25, 2019

/s/ [***]
Name:	[***]
Position:	[***]

/s/ [***]
Name:	[***]
Position:	[***]

[Signature Page to Share Purchase and Transfer Agreement]